UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material under Rule 240.14a-12

REGENCY CENTERS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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REGENCY CENTERS CORPORATION

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 7, 2013

TO THE HOLDERS OF COMMON STOCK:

PLEASE TAKE NOTICE that the annual meeting of shareholders of Regency Centers Corporation will be held on Tuesday, May 7, 2013, at 11:00 A.M., eastern time, at The Ponte Vedra Inn & Club, 200 Ponte Vedra Boulevard, Ponte Vedra Beach, Florida 32082.

The meeting will be held for the following purposes:

1.	To elect as directors the eleven nominees named in the attached proxy statement to serve until the 2014 annual meeting of shareholders and until their successors have been elected and qualified.

2.	To approve an advisory resolution approving executive compensation for fiscal year 2012.

3.	To ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2013.

4.	To transact such other business as may properly come before the meeting or any adjournment.

The shareholders of record at the close of business on March 15, 2013 will be entitled to vote at the annual meeting.

We hope you will be able to attend the meeting, but in any event we would appreciate your submitting your proxy as promptly as possible. You may vote via the Internet, or by telephone, as instructed on the Notice of Internet Availability of Proxy Materials or as instructed on the accompanying proxy. If you received or requested a copy of the proxy card by mail or by e-mail, you may submit your vote by mail. We encourage you to vote via the Internet or by telephone. These methods are convenient and save us significant postage and processing charges. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

Barbara Christie Johnston Senior Vice President, Secretary and General Counsel

Dated: March 22, 2013

REGENCY CENTERS CORPORATION

One Independent Drive, Suite 114

Jacksonville, Florida 32202

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD MAY 7, 2013

This proxy statement and the accompanying form of proxy are first being sent or made available to our shareholders on or about March 22, 2013 in connection with the solicitation by our board of directors of proxies to be used at our 2013 annual meeting of shareholders. The meeting will be held on Tuesday, May 7, 2013, at 11:00 A.M., eastern time, at The Ponte Vedra Inn & Club, 200 Ponte Vedra Boulevard, Ponte Vedra Beach, Florida 32082.

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

In accordance with regulations adopted by the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials, including our annual report to shareholders, to each shareholder of record, we may now furnish these materials on the Internet unless the shareholder has previously requested to receive these materials by mail or e-mail. On or about March 22, 2013, we mailed to our shareholders who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and vote online. The Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our board of directors is soliciting proxies for our 2013 annual meeting of shareholders. You are receiving a proxy statement because you owned shares of our common stock on March 15, 2013 and that entitles you to vote at our meeting of shareholders. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our board and board committees, the compensation of directors and executive officers and other information that the SEC requires us to provide annually to our shareholders.

If I previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future. You can help us achieve a substantial reduction in our printing and mailing costs by choosing to receive shareholder materials by means other than mail. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website: www.proxyvote.com.

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future shareholder meetings unless you revoke it before the meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or sending a written request addressed to:

Regency Centers Corporation

Attn: Lisa Blaylock

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7000

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

How can I obtain paper copies of the proxy materials, 10-K and other financial information?

Shareholders can access our 2013 proxy statement, our annual report on Form 10-K and our other filings with the SEC as well as our corporate governance and other related information on the Investors page of our website at www.regencycenters.com.

The SEC’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or single set of annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice, proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or annual meeting materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices, proxy statements and annual reports for your household, please write to Lisa Blaylock at our address below.

If you elected to receive our shareholder materials via the Internet or via electronic delivery, you may request paper copies, without charge, by written request addressed to:

Regency Centers Corporation

Attn: Lisa Blaylock

One Independent Drive, Suite 114

Jacksonville, Florida 32202

We will also furnish any exhibit to the Form 10-K for the year ended December 31, 2012 if specifically requested.

Who is entitled to vote at the meeting?

Holders of common stock as of the close of business on the record date, March 15, 2013, will receive notice of, and be eligible to vote at, our annual meeting of shareholders and at any adjournment or postponement of such meeting. At the close of business on the record date, we had outstanding and entitled to vote 90,682,127 shares of common stock.

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of the shareholders. Shareholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (a valid driver’s license, state identification or passport). If a shareholder’s shares are registered in the name of a broker, trust, bank or other nominee, the shareholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the shareholder was a beneficial owner of our shares as of the record date. Since seating is limited, admission to the meeting will be on a first-come basis.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting.

Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Our board of directors has designated Martin E. Stein, Jr., Brian M. Smith and Lisa Palmer, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf.

Voting by Telephone or Through the Internet. If you are a registered shareholder (that is, if you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., eastern time, on May 6, 2013. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each shareholder electing to receive shareholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other nominee as to how to vote you shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will not be voted with respect to any proposal other than the ratification of our auditors and the individuals designated as proxies will vote your shares FOR the ratification of our auditors. The board and management do not intend to present any matters at this time at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of shareholders arise, shareholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Will shareholders be asked to vote on any other matters?

To the knowledge of the Company and its management, shareholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons designated as proxies will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting, which means that the eleven nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

The advisory resolution on executive compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors. Although the vote is non-binding, the board of directors and the compensation committee will review the voting results in connection with their ongoing evaluation of our compensation program.

The ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accountants for fiscal 2013 will be approved if the votes cast “FOR” the proposal exceeds the votes cast “AGAINST” the proposal.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For the advisory resolution on executive compensation and the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accountants for fiscal 2013, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are not considered votes cast and will have no effect on whether these proposals are approved.

If you hold your shares in street name, the Company has supplied copies of its proxy materials for its 2013 annual meeting of shareholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the appointment of KPMG LLP as our independent registered public accountants without receiving voting instructions from you. In contrast, all other proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors and the advisory vote on executive compensation.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company will announce the preliminary voting results at the annual meeting and publish the final results in a Form 8-K within four business days following the annual meeting.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table shows information relating to the beneficial ownership of our common stock as of March 15, 2013, except as otherwise disclosed in the notes below, of each person known to us to be the beneficial owner of more than 5% of our common stock. As of March 15, 2013, we had 90,682,127 shares of common stock issued and outstanding. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

Name(1)	Number of Shares Owned(2)		Percent of Class
Cohen & Steers, Inc. 280 Park Avenue, 10th Floor New York, NY 10017	11,521,308	(3)	12.7%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	10,548,176	(4)	11.6%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,499,993	(5)	9.4%
Morgan Stanley 1585 Broadway New York, NY 10036	6,641,641	(6)	7.3%
Vanguard Specialized Funds – Vanguard REIT Index Fund 100 Vanguard Boulevard Malvern, PA 19355	5,953,737	(7)	6.6%
APG All Pensions Group NV Symphony Building P.O. Box 75283, 1070 AG Amsterdam Gustav Mahlerplein 3, 1082 MS Amsterdam	5,016,915	(8)	5.5%
Daiwa Asset Management Co., Inc. 10-5 Nihonbashi-Kayabacho 2-Chrome, Chuo-ku Tokyo Japan 103-0025	4,653,420	(9)	5.1%

(1)	Information presented in this table and related notes has been obtained from reports filed by the beneficial owner with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934.
(2)	We are not aware of any shares that can be acquired through stock option exercises or the vesting of stock rights awards within 60 days after the date of this proxy statement by the beneficial owners that are listed.
(3)	Information is as of December 31, 2012 and is based on a report on Schedule 13G filed with the SEC on February 14, 2013 by Cohen & Steers, Inc. According to the information provided in the Schedule 13G, the shares are held by Cohen & Steers, Inc. and its affiliates as follows:

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

Cohen & Steers, Inc.	6,742,829	—	11,521,308	—
Cohen & Steers Capital Management, Inc.	6,696,307	—	11,397,303	—
Cohen & Steers Europe S.A. Chausee de la Hulpe 116 1170 Brussels, Belgium	46,522	—	124,005	—

(4)	Information is as of December 31, 2012 and is based on a report on Schedule 13G filed with the SEC on February 11, 2013 by The Vanguard Group, Inc. According to the information provided in the Schedule 13G, The Vanguard Group, Inc. has sole voting power over 227,776 shares, shared voting power over 69,090 shares and sole dispositive power over 10,375,903 shares.
(5)	Information is as of December 31, 2012 and is based on a report on Schedule 13G filed with the SEC on January 31, 2013 by BlackRock, Inc.

(6)	Information is as of December 31, 2012 and is based on a report on Schedule 13G filed with the SEC on February 13, 2013 by Morgan Stanley and its wholly-owned subsidiary, Morgan Stanley Investment Management, Inc. According to the information provided in the Schedule 13G, the shares reported by Morgan Stanley are owned or may be deemed to be owned by Morgan Stanley Investment Management, Inc. Each of the entities has voting and dispositive power over the shares shown as follows:

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Morgan Stanley	5,289,801	—	6,641,641	—
Morgan Stanley Investment Management, Inc.	5,289,801	—	6,641,641	—

(7)	Information is as of December 31, 2012 and is based on a report on Schedule 13G filed with the SEC on February 14, 2013 by Vanguard Specialized Funds – Vanguard REIT Index Fund.
(8)	Information is as of December 31, 2012 and is based on a report on Schedule 13G filed with the SEC on February 12, 2013 by AGP All Pensions Group NV.
(9)	Information is as of December 31, 2012 and is based on a report on Schedule 13G filed with the SEC on January 24, 2013 by Daiwa Asset Management Co. Ltd. According to the information provided in the Schedule 13G, Daiwa Asset Management Co. Ltd. has sole voting power over 4,653,420 shares and sole dispositive power over 6,300 shares.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows information relating to the beneficial ownership of our common stock as of March 15, 2013, of each director and nominee, each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and all directors and executive officers as a group. As of March 15, 2013, we had 90,682,127 shares of common stock issued and outstanding. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. No shares have been pledged as security by directors, nominees or executive officers except as noted below.

Name	Number of Shares Owned(1)		Right to Acquire(2)	Percent of Class
Martin E. Stein, Jr.	1,161,328	(3)	125,723	1.4%
Brian M. Smith	103,616	(4)	11,355	*
Raymond L. Bank	44,696	(5)	2,258	*
C. Ronald Blankenship	33,192	(6)	2,258	*
A. R. Carpenter	61,353	(7)	5,635	*
J. Dix Druce, Jr.	17,343	(8)	2,258	*
Mary Lou Fiala	58,459	(9)	1,650	*
Douglas S. Luke	61,776	(10)	2,258	*
David P. O’Connor	25,537		1,069	*
John C. Schweitzer	40,890	(11)	7,621	*
Thomas G. Wattles	30,508	(12)	2,258	*
James D. Thompson	66,573	(13)	19,840	*
Lisa Palmer	13,240	(14)	5,045	*
Dan M. Chandler, III	11,772	(15)	0	*

All directors and executive officers as a group (a total of 15 persons)	1,794,048		235,681	2.2%

*	Less than one percent
(1)	Excludes shares that may be acquired by directors or executive officers through: the vesting of restricted stock or stock rights awards; or stock option exercises.
(2)	Shares that can be acquired through stock option exercises or the vesting of stock rights awards within 60 days after the date of this proxy statement.
(3)	Includes 96,415 shares held in Regency’s non-qualified deferred compensation plan and 17,247 shares held in Regency’s Dividend Reinvestment Plan. Also includes 467,410 shares available as collateral for a bank line of credit. There were no amounts outstanding under the line of credit as of the date of this proxy statement. Also includes the following shares over which Mr. Stein is deemed to have shared voting and investment power:

•	160,263 shares held by The Regency Group, Inc. All of the outstanding stock of The Regency Group, Inc. is owned by Mr. Stein and members of his family.

•	307,147 shares held by The Regency Group II. Mr. Stein is a general partner of The Regency Group II.

•	108,235 shares held by Regency Square II. Mr. Stein is a general partner of Regency Square II.

•	4,000 shares held for the benefit of Mr. Stein by the Wellhouse Trust. Mr. Stein has investment power with respect to such shares.

•	48,401 shares held in grantor retained annuity trusts of which Mr. Stein is the trustee and his children are the beneficiaries.

(4)	Includes 44,649 shares held in Regency’s non-qualified deferred compensation plan and 2 shares held in Regency’s Dividend Reinvestment Plan.
(5)	Includes 3,559 shares held in Regency’s non-qualified deferred compensation plan and 340 shares held in Regency’s Dividend Reinvestment Plan.

(6)	Includes 24,663 shares held in Regency’s non-qualified deferred compensation plan and 112 shares held in Regency’s Dividend Reinvestment Plan.
(7)	Includes 43,862 shares held in Regency’s non-qualified deferred compensation plan and 1 share in Regency’s Dividend Reinvestment Plan.
(8)	Includes 5,842 shares held in Regency’s non-qualified deferred compensation plan and 10,667 shares held in Regency’s Dividend Reinvestment Plan.
(9)	Includes 1,737 shares held in Regency’s Dividend Reinvestment Plan. Mrs. Fiala also owns 7,000 Series 6 cumulative redeemable preferred shares. Also includes 29,950 shares of common stock held in an irrevocable trust the beneficiaries of which are Ms. Fiala’s spouse and three adult children and Ms. Fiala’s spouse is co-trustee with an independent trustee.
(10)	Includes 36,298 shares held in Regency’s non-qualified deferred compensation plan and 2,842 shares held in Regency’s Dividend Reinvestment Plan. Also includes 22,636 shares pledged as security for a secured line of credit.
(11)	Includes 25,782 shares held in Regency’s non-qualified deferred compensation plan and 24 shares held in Regency’s Dividend Reinvestment Plan. Also includes 3,584 shares pledged as security for a margin account.
(12)	Includes 29,435 shares held in Regency’s non-qualified deferred compensation plan.
(13)	Includes 1,138 shares held in Regency’s non-qualified deferred compensation plan and 8,890 shares held in Regency’s Dividend Reinvestment Plan.
(14)	Includes 4,240 shares held in Regency’s Dividend Reinvestment Plan.
(15)	Includes 11,302 shares held in Regency’s Dividend Reinvestment Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act, an officer, director or 10% shareholder must file a Form 4 reporting the acquisition or disposition of our equity securities with the SEC no later than the end of the second business day after the day the transaction occurred unless certain exceptions apply. Reportable transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company’s fiscal year. To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required, the officers, directors, and greater than 10% beneficial owners timely complied with all applicable Section 16(a) filing requirements during 2012 other than one late Form 4 filed by Mary Lou Fiala and one late Form 4 filed by Dan M. Chandler, III.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees and Director Qualifications

The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of each of the board’s nominees. Each nominee is presently available for election. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may vote for a substitute nominee designated by our board of directors or our board may reduce the number of directors.

Our board of directors recommends a vote “for” the election of each of its nominees. Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.

The following paragraphs provide biographies of each of our nominees. These biographies contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years and information regarding involvement in certain legal or administrative proceedings, if applicable.

We believe that each nominee possesses the characteristics that are expected of all directors namely, independence, integrity, sound business judgment and a willingness to represent the long-term interests of all shareholders. The experiences, qualifications, attributes and skills that caused the nominating and corporate governance committee and the board to determine that the person should serve as a director of our Company are described in the second paragraph of each nominee’s biography.

MARTIN E. STEIN, JR.

Mr. Stein, age 60, is our Chairman of the Board and Chief Executive Officer. He has served on our Board since 1993. He served as our President from our initial public offering in 1993 until 1998. Mr. Stein also served as President of our predecessor real estate division beginning in 1981, and Vice President from 1976 to 1981. He is a director and member of the compensation and corporate governance committees of Patriot Transportation Holding, Inc., a publicly held transportation and real estate company, and Stein Mart, Inc., a publicly held upscale discount retailer, and has not held any other public company directorships during the past five years. Mr. Stein is a graduate of Washington and Lee University and has an M.B.A. from Dartmouth College’s Tuck School of Business.

Mr. Stein has led our Company since prior to it being a public company. In addition to his leadership skills, he has extensive experience in the real estate industry. He is a past Chairman of the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Stein has been a member of the Urban Land Institute (“ULI”) since 1981 and presently serves on ULI’s Board of Trustees. He is a member of the International Council of Shopping Centers and the Real Estate Roundtable. Mr. Stein is a former trustee of Washington and Lee University.

BRIAN M. SMITH

Brian M. Smith, age 58, is our President and Chief Operating Officer. He has served on our Board since 2009, and has not held any other public company directorships during the past five years. He served as our Managing Director and Chief Investment Officer from 2005 to 2009. Mr. Smith served as Managing Director of Investments for our Pacific, Mid-Atlantic and Northeast divisions from 1999 to 2005. Mr. Smith was Managing Director – Pacific Investments for Pacific Retail Trust (“PRT”) from 1997 to 1999, at which time PRT merged with Regency. Mr. Smith is a graduate of the United States Naval Academy where he earned a bachelor of science degree. He also has an M.A. degree from Pepperdine University and an M.B.A. from Stanford University’s Graduate School of Business.

Mr. Smith has extensive experience with the Company as an officer and most recently as a director. Mr. Smith started his real estate career at Trammell Crow Company, where he was a partner in the firm, managing director and member of the National Retail Executive Committee. He is a member of the International Council of Shopping Centers and Urban Land Institute. He is an expert in the development, investment, leasing and management of shopping centers.

RAYMOND L. BANK

Mr. Bank, age 59, has served on our Board since 1997. Mr. Bank was a founder and President of Merchant Partners, a venture capital firm focusing on retail, direct marketing, and consumer service companies, from 1994 through 2004. He also serves as President of Raymond L. Bank & Associates, Inc., a firm investing in and advising marketing-driven companies in the retail, direct marketing and services sectors, since 1991. Mr. Bank has an A.B. from Vassar College, a J.D. from University of Baltimore Law School and an M.B.A. from the University of Pennsylvania’s Wharton School.

Mr. Bank is an experienced venture investor who has significant experience with consumer and business-to-business marketing driven companies. Mr. Bank has significant knowledge of the capital markets. He has served as a director of both public and private companies, and as a trustee of a number of charitable institutions. He has not held any other public company directorships during the past five years.

C. RONALD BLANKENSHIP

Mr. Blankenship, age 63, has served on our Board since 2001, and has not held any other public company directorships during the past five years. Mr. Blankenship has served as the President and Chief Executive Officer of Verde Realty from January 2009 and as its Chairman and Chief Executive Officer from January 2012 to December 2012 when Verde Realty merged with Brookfield Asset Management. Upon completion of the merger, Mr. Blankenship has continued as the Chief Executive Officer of Verde Realty. Prior to 2009 he served as Co-Chairman of Verde Group beginning in 2003. From 1998 until 2003, he was Vice Chairman of Security Capital Group Incorporated which was sold to GE Capital Corporation in 2002. He was Chief Operating Officer of Security Capital from 1998 to 2002 and Managing Director from 1991 until 1998. Prior to 1997, he was the Chief Executive Officer of Archstone Communities Trust. Mr. Blankenship was formerly a trustee of Prologis Trust and was formerly a director of Archstone Communities Trust, BelmontCorp, InterPark Holdings Incorporated, Storage USA, Inc., CarrAmerica Realty Corporation and Macquarie Capital Partners, LLC. He also served as Interim Chairman, Chief Executive Officer and director of Homestead Village Incorporated from 1999 until 2001. Mr. Blankenship is a director of Pacolet-Miliken Enterprises, Inc. Mr. Blankenship is a certified public accountant and a graduate of the University of Texas.

Mr. Blankenship has extensive experience in the REIT industry including cross-border experience. He is an expert in real estate development, acquisitions, financing and operations. He has extensive experience in public company financing, strategic planning, capital allocation, people management and executive compensation. While he was with Security Capital Group, Security Capital Group had controlling interests in 18 public and private real estate operating companies, eight of which were listed on the NYSE. Prior to joining Security Capital, Mr. Blankenship was a regional partner at Trammell Crow Residential and was on the management board for Trammell Crow Residential Services. Before Trammell Crow, Mr. Blankenship was the chief financial officer and president of office development for Mischer Corporation, a Houston-based real estate development company.

A. R. CARPENTER

Mr. Carpenter, age 71, has served on our Board since 1993. Mr. Carpenter retired from CSX Corporation as Vice Chairman, a position he held from 1999 to 2001. From 1962 until 2001, he held a variety of positions with CSX, including President and Chief Executive Officer of CSX Transportation, Inc. (from 1992 to 1999) and Executive Vice President-Sales and Marketing of CSX Transportation, Inc. (from 1989 to 1992). Mr. Carpenter is a director of Lender Processing Services, Inc. and Stein Mart, Inc. and

has not held any other public company directorships during the past five years other than with Florida Rock Industries, Inc. and PSS World Medical, Inc. Mr. Carpenter is a graduate of the University of Cincinnati.

Mr. Carpenter has significant experience with managing a Fortune 500 company. In his roles with CSX, he gained significant experience with human resource issues as well as business integration issues. As evidenced by the numerous boards he has served on such as Blue Cross & Blue Shield of Florida, Nations Bank, Barnett Bank, Inc., Florida Rock Industries, Inc. and others, he has significant knowledge of key industries impacting the economy, strategic management and accounting as well as insights as to how public companies should be managed. Mr. Carpenter has served on our Board since we became a public company and as a result has significant understanding of our Company and industry.

J. DIX DRUCE, JR.

Mr. Druce, age 65, has served on our Board since 1993. Mr. Druce has been President and Chairman of the Board of National P.E.T. Scan, LLC since 2000. From 1988 until 2000, he served as President and Chairman of the Board of Life Service Corp., Inc., a life insurance management company, and President and director of American Merchants Life Insurance Company and its parent, AML Acquisition Company, from 1992 until the companies’ sale in 2000. He was President and director (Chairman from 1989 to 1991) of National Farmers Union Life Insurance Company from 1987 to 1991, and President and director of Loyalty Life Insurance Company and NFU Acquisition Company from 1987 to 1991. Other than Florida Rock Industries, Inc., he has not held any other public company directorships during the past five years. Mr. Druce is a graduate of Dartmouth College.

Mr. Druce has significant experience in the insurance industry. He has acquired and sold numerous companies in his career and has significant experience with mergers and acquisitions. In connection with his role as CEO of numerous insurers and other companies, he has strong skills in accounting and has significant knowledge of business operations. Mr. Druce has served on our Board since we became a public company and as a result has significant understanding of our Company and industry.

MARY LOU FIALA

Mrs. Fiala, age 61, has served on our Board since 1997. Mrs. Fiala is our former Chief Operating Officer having served from January 1999 to December 2009. She also served as our President from January 1999 to February 2009 and then as Vice Chairman until December 2009. Before joining us, she was Managing Director – Security Capital U.S. Realty Strategic Group from 1997 to January 1999. Mrs. Fiala was Senior Vice President and Director of Stores, New England – Macy’s East/Federated Department Stores from 1994 to 1997. From 1976 to 1994, Mrs. Fiala held various merchandising and store operations positions with Macy’s/Federated Department Stores. Mrs. Fiala currently serves as a director of General Growth Properties, Inc., Build-A-Bear Workshop, Inc., where she also serves as non executive chairman, and CNL Macquarie Global Growth Trust. Mrs. Fiala formerly served as the Co-Chairman of LOFT Unlimited, a personal financial and business consulting firm, and as a director of Flat Out Crazy, Inc., a privately held restaurant chain. Ms. Fiala has not held any other public company directorships during the past five years. Mrs. Fiala is a graduate of Miami University.

Ms. Fiala has extensive knowledge of our Company from her service both as an officer and as a director. She has significant knowledge of the retail industry which provides us with great insight into our tenants. She is a former chairman, and current member, of the board of trustees of the International Council of Shopping Centers. She also has strong skills in operations management, organizational management, marketing and human resources.

DOUGLAS S. LUKE

Mr. Luke, age 71, has served on our Board since 1993. Mr. Luke is President and Chief Executive Officer of HL Capital, Inc., a personal management and investment company. From 1991 to 1998 Mr. Luke was President and Chief Executive Officer of WLD Enterprises, Inc., a diversified private investment and management company with interests in securities, real estate and operating businesses. From 1987 to 1990 he was Managing Director of Rothschild Inc./Rothschild Ventures. He is a director of MeadWestvaco Corporation, a diversified packaging and chemicals manufacturing company, and has not held any other public company directorships during the past five years. Mr. Luke is a graduate of the University of Virginia and has an M.B.A. from the University of Virginia Darden School.

Mr. Luke has extensive experience in real estate and has significant knowledge of the capital markets and of key industries impacting the economy. Mr. Luke has served on our Board since we became a public company and as a result has significant understanding of our Company and industry.

DAVID P. O’CONNOR

Mr. O’Connor, age 48, has served on our Board since August 2011. He was the co-founder and Senior Managing Partner of High Rise Capital Management, L.P., a real estate securities hedge fund manager which managed several funds from 2001 to 2011. Mr. O’Connor is currently a private investor. From 1994 to 2000, he was Principal, Co-Portfolio Manager and Investment Committee Member of European Investors, Inc., a large dedicated REIT investor. Mr. O’Connor is a graduate of the Carroll School of Management at Boston College and has an M.S. degree in Real Estate from New York University.

Mr. O’Connor is an experienced and successful real estate securities investor as well as hedge fund manager. He has extensive knowledge and experience in real estate securities and capital markets. He serves on the Board of Trustees of Boston College, the investment committees of endowments for Boston College and Columbia University (Teacher’s College) and serves on the executive committee of the Zell/Lurie Real Estate Center at the University of Pennsylvania’s Wharton School. He is a frequent speaker at REIT investment forums and conferences, and has served as an Adjunct Instructor of Real Estate at New York University. Mr. O’Connor is a director of Songbird Estates, plc. He has not held any other public company directorships during the past five years.

JOHN C. SCHWEITZER

Mr. Schweitzer, age 68, has served on our Board since 1999. Mr. Schweitzer is President of Westgate Corporation, which holds investments in real estate and venture capital operations. Mr. Schweitzer serves as our lead director. He previously served as a member of Pacific Retail Trust’s board of trustees before its merger into Regency in 1999. Mr. Schweitzer also served as a director or officer of a number of public companies and financial institutions, including Archstone-Smith Trust, J.P. Morgan Chase Bank of Texas-Austin, Franklin Federal Bancorp, Elgin Clock Company, El Paso Electric Company, MBank El Paso, the Circle K Corporation, Homestead Village Incorporated and Enerserv Products. Other than Archstone-Smith Trust, he has not held any other public company directorships during the past five years. Mr. Schweitzer is a graduate of the University of Missouri and has an M.B.A. from the University of Missouri.

Mr. Schweitzer has served on the boards of numerous public companies, many of which are real estate companies. He has a strong background in business and finance with extensive experience in public company strategies, executive compensation and human resource issues.

THOMAS G. WATTLES

Mr. Wattles, age 61, has served on our Board since 2001. Mr. Wattles has been Chairman of DCT Industrial Trust, a publicly held industrial property REIT, since 2003 and has not held any other public company directorships during the past five years. Mr. Wattles was Principal of both Black Creek Group and Dividend Capital Group LLC, each a real estate investment management firm, from 2003 to 2008. He served as Chief Investment Officer of Security Capital Group from 1997 to 2002. Mr. Wattles was Managing Director, then Co-Chairman and Chief Investment Officer of ProLogis from 1992 to 1997. Mr. Wattles has previously served as a director of Prologis, Interpark Holdings Incorporated and Security Capital European Realty. Mr. Wattles is a graduate of Stanford University and has an M.B.A. from the Stanford Graduate School of Business.

Mr. Wattles has extensive experience in the REIT industry including cross-border experience. At Security Capital Group, he oversaw capital deployment and investments in multiple public and private operating platforms with focus on retail, industrial, parking, manufactured housing and European office sectors. While Mr. Wattles was with Security Capital Group, Security Capital Group had controlling interests in 18 public and private real estate operating companies, eight of which were listed on the NYSE. He is an expert in real estate development, acquisitions, finance and operations. He has significant knowledge of capital allocation, strategic planning and accounting.

Majority Voting Policy

Our articles of incorporation provide for the number of directors to be fixed pursuant to the bylaws, subject to a minimum of three and a maximum of fifteen. Our bylaws provide that the number of directors may not be increased or decreased by more than one without a vote of the shareholders. Our board has set the number of directors at eleven. Bruce M. Johnson, our Executive Vice President and Chief Financial Officer since 1993 and a member of our board of directors since 2004, retired from all positions with the Company at the end of 2012.

Our board of directors nominated all eleven of its members to stand for re-election at the 2013 meeting. All nominees were elected as directors by shareholders at the 2012 annual meeting. All directors elected at the meeting will serve until the 2014 annual meeting and until their successors are elected and qualified.

Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting. However, under a policy adopted by our board of directors, if in an uncontested election more votes are “withheld” from a director than are voted “for” the director, he or she will be required to resign within three days after certification of the vote. Our nominating and corporate governance committee (or, if votes were withheld from a majority of the members of the nominating and corporate governance committee, then a committee appointed by and from among disinterested, independent directors) will promptly consider the resignation and recommend to the board whether to accept or reject the resignation. The director who submitted the resignation may not participate in the decision.

Factors that the committee and board will consider under this policy include:

•	the stated reasons why votes were withheld from the director and whether those reasons can be cured;

•	the director’s length of service, qualifications and contributions as a director;

•	New York Stock Exchange listing requirements, and

•	our corporate governance guidelines.

Rejection of the resignation may be conditioned on curing the reasons underlying the withheld votes.

The board will act on the resignation no later than 60 days after the date of the annual meeting. We will disclose the board’s decision in a Form 8-K filed with the SEC within four business days of the decision that will provide a full explanation of the process by which the board reached its decision and the reasons for its decision.

Under Florida law, we must amend our articles of incorporation in order to provide that directors be elected by a majority as opposed to a plurality of the votes cast. Our nominating and corporate governance committee may consider such an amendment for a shareholder vote at a future annual meeting.

Independent Directors

Our board of directors has determined that Raymond L. Bank, C. Ronald Blankenship, A. R. Carpenter, J. Dix Druce, Mary Lou Fiala, Douglas S. Luke, David P. O’Connor, John C. Schweitzer and Thomas G. Wattles, being a majority of our directors, are “independent” as defined by applicable New York Stock Exchange listing standards.

The board annually reviews all commercial and charitable relationships of directors and determines whether directors meet these categorical independence tests. In making its determination with respect to independence for the directors identified above as independent, the board does not consider any transactions, relationships or arrangements involving these directors that are not disclosed in this proxy statement.

Procedures for Nomination of Directors

The nominating and corporate governance committee assists the board in establishing criteria and qualifications for potential board members. The committee also identifies individuals who meet such criteria and qualifications to become board members and recommends to the board such individuals as nominees for election to the board of directors at the next annual meeting of shareholders.

The nominating and corporate governance committee works with the board of directors to determine the appropriate characteristics, skills and experiences for both individual directors and the board as a whole. The objective is to have a board with diverse backgrounds and experience in relevant areas for the benefit of the Company. Characteristics expected of all directors include independence, integrity, sound business judgment and willingness to represent the long-term interests of all shareholders. In evaluating the suitability of individuals as board members, the committee takes into account many factors but does not have a policy that focuses on any one factor. The factors considered by the committee include: familiarity with our industry; understanding of finance and capital markets; knowledge of the retail industry; expertise in business operations and developing and executing strategies; marketing; disciplines relevant to publicly traded companies; educational and professional background and personal accomplishment. In addition, the committee will look for skills and experience that will complement and enhance the board’s existing make-up including length of anticipated or possible service in order to assist with board succession and transitions. The committee evaluates each individual in the context of the board as a whole, in order to recommend a group that can best perpetuate the success of our business.

The nominating and corporate governance committee will consider written recommendations from shareholders for potential nominees for director that are made in accordance with the procedure set forth below. The committee will apply the same criteria to all candidates it considers, including any candidates submitted by shareholders. The committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the board during their current term. All nominees standing for election at the 2013 annual meeting are incumbent directors.

When vacancies develop, the nominating and corporate governance committee will solicit input regarding potential new candidates from a variety of sources, including existing directors and senior management. If the committee deems it appropriate, it may engage a third-party search firm. The committee will evaluate potential candidates based on their biographical information and qualifications and also may arrange personal interviews of qualified candidates by one or more committee members, other board members and senior management.

A non-employee director must submit his or her resignation to the nominating and corporate governance committee upon a job change, in order to permit the committee to determine if the director’s new position creates any conflicts of interest. Directors may not stand for re-election after reaching age 75, unless the board, with committee input, elects to waive the mandatory retirement age.

Procedure for Shareholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees

The nominating and corporate governance committee will consider written recommendations from shareholders for potential nominees for director. The names of suggested nominees, together with the information set forth below, should be submitted for consideration to our Corporate Secretary, at our address set forth on page 1 of this proxy statement, no later than November 22, 2013. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Recommendation for Director.”

In order to be a valid submission for recommendation to the nominating and corporate governance committee for a potential nominee, the form of recommendation must set forth:

•	Biographical information about the candidate and a statement about his or her qualifications;

•

Any other information required to be disclosed about the candidate under the SEC’s proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected); and

•	The names and addresses of the shareholder(s) recommending the candidate for consideration and the number of shares of our common stock beneficially owned by each.

Procedure for Shareholder Nominations for Director

A shareholder wishing to nominate their own candidate for election to our board at our 2014 annual meeting must submit a written notice of his or her nomination of a candidate to our Corporate Secretary, at our address set forth on page 1 of this proxy statement, no later than November 22, 2013. To be timely in the case of a special meeting called for the election of directors or in the event that the date of the applicable annual meeting is changed by more than 30 days from the date of our last annual meeting, a shareholder’s notice must be received at our principal executive offices no later than the close of business on the tenth day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Nomination for Director.” In accordance with our bylaws, shareholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting but will not be part of the slate nominated by our board of directors and will not be included in our proxy materials.

Meetings of Board of Directors

Our board held four regular meetings and two special meetings during 2012. All directors attended at least 75% of all meetings of the board and board committees on which they served during 2012.

Our independent directors meet quarterly in conjunction with the regular board meetings and had one special meeting during 2012 outside of the regular board meetings. The independent directors have elected John C. Schweitzer as lead director. As lead director, Mr. Schweitzer presides at the independent directors’ meetings. See “Shareholder Proposals and Communications with the Board of Directors” for information on how to communicate with Mr. Schweitzer or any of the other independent directors.

We do not have a formal policy requiring directors to attend annual meetings of shareholders. However, because the annual meeting generally is held on the same day as a regular board meeting, we anticipate that directors will attend the annual meeting. Other than Mr. Blankenship, all of our directors attended the 2012 annual meeting.

Our board of directors has established five standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, an investment committee and an executive committee, which are described below. Members of these committees are elected annually at the regular board meeting held in conjunction with the annual shareholders’ meeting. The charter of each committee is available on our website at www.regencycenters.com or in printed form by contacting Barbara Christie Johnston, Senior Vice President, Secretary and General Counsel at (904) 598-7000.

Standing Committees

Audit Committee. The audit committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, presently is comprised of J. Dix Druce, Jr. (Chairman), Raymond L. Bank, A. R. Carpenter and Thomas G. Wattles, all of whom are independent as defined in the listing standards of the New York Stock Exchange. No member of the audit committee serves on the audit committees of more than three public companies. The audit committee met eight times during 2012. The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter. The audit committee charter was adopted by the board of directors and is reviewed annually by the audit committee. See “Audit Committee Report” for a description of the audit committee’s responsibilities.

Our board of directors has determined that Messrs. Druce, Bank, Carpenter and Wattles are independent as defined by Sections 303A.02(a) and (b) of the New York Stock Exchange listing standards and meet the financial literacy requirements of the New York Stock Exchange. Our board of directors also has determined that Messrs. Druce, Carpenter and Wattles are audit committee financial experts as defined in Regulation S-K 407(d)(5) of the Securities and Exchange Commission.

Compensation Committee. The compensation committee presently is comprised of John C. Schweitzer (Chairman), C. Ronald Blankenship, A. R. Carpenter, Douglas S. Luke and David P. O’Connor, all of whom are independent as defined in the listing standards of the New York Stock Exchange. The compensation committee held four meetings to review 2012 annual performance and determine 2012 compensation, to establish the 2013 incentive compensation plan, to discuss leadership development and succession planning, and to review and approve our executive compensation plans. This committee has the responsibility of approving the compensation arrangements for senior management, including annual incentive and long-term compensation. It also recommends to the board of directors adoption of any compensation plans in which officers and directors are eligible to participate and makes grants of equity awards under our Long-Term Omnibus Plan.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee, which is presently comprised of A. R. Carpenter (Chairman), Raymond L. Bank and John C. Schweitzer, met four times during 2012. All members of the nominating and corporate governance committee are independent as defined in the listing standards of the New York Stock Exchange. The purpose of the nominating and corporate governance committee is to:

•	assist our board in establishing criteria and qualifications for potential board members;

•

identify high quality individuals who have the core competencies and experience to become members of our board and recommend to the board the director nominees for the next annual meeting of shareholders;

•

establish corporate governance practices in compliance with applicable regulatory requirements and consistent with the highest standards, and recommend to the board the corporate governance guidelines applicable to us;

•	lead the board in its annual review of the board’s performance and establish appropriate programs for director development and education; and

•	recommend nominees for each committee of the board.

Investment Committee. The investment committee presently is comprised of Thomas G. Wattles (Chairman), C. Ronald Blankenship, Dix Druce, Mary Lou Fiala, David P. O’Connor and Martin E. Stein, Jr. This committee was formed to review and approve our capital allocation strategy, to approve investments and dispositions exceeding certain thresholds and to review our investment and disposition programs and the performance of in-process developments. The investment committee met nine times during 2012.

Executive Committee. The executive committee presently is comprised of Martin E. Stein, Jr. (Chairman) and any two other directors who qualify as “independent” directors, as defined by the New York Stock Exchange, and who are available to meet when committee action is required. If Mr. Stein is unavailable, Brian M. Smith would serve. The executive committee met three times during 2012. The executive committee is authorized by the resolutions establishing the committee to handle ministerial matters requiring board approval. The executive committee may not perform functions reserved under Florida law or the rules of the New York Stock Exchange for the full board of directors and, in addition, may not declare dividends.

Compensation Committee Interlocks and Insider Participation.

During the last fiscal year, no member of the compensation committee had a relationship with us that required disclosure under Item 404 of Regulation S-K. During the past fiscal year, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.

Board Leadership Structure

Our board does not have a policy on whether the same person should serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. Our board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. The board believes that its current leadership structure, with Mr. Stein serving as both chief executive officer and board chairman, is appropriate given Mr. Stein’s past experience serving in these roles, the efficiencies of having the chief executive officer also serve in the role of chairman and our strong corporate governance structure. Pursuant to our governance guidelines, whenever the chairman is an employee of the Company, the board elects a lead director from its independent directors. The lead director is currently Mr. Schweitzer. The chairman and chief executive officer consults periodically with the lead director on board matters and on issues facing the Company. In addition, the lead director serves as the principal liaison between the chairman of the board and the independent directors and presides at an executive session of non-management directors at each regularly scheduled board meeting.

Code of Ethics

Our board of directors has adopted corporate governance guidelines, including a code of business conduct and ethics for our directors, officers and employees. The corporate governance guidelines and code of conduct are posted on our website at www.regencycenters.com. Copies may also be obtained in printed form by contacting Thomas Paul, Vice President-Internal Audit, at (904) 598-7000.

Risk Oversight

Our board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the board as disclosed in the descriptions of each of the committees herein and in the charters of each of the committees, but the full board has retained responsibility for general oversight of risks. The board satisfies this responsibility through full reports by each committee chair regarding the applicable committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Risk Considerations in our Compensation Program

The board believes that our compensation policies and practices for our employees are reasonable and properly align our employees’ interests with those of our shareholders. The board believes that there are a number of factors that cause our compensation policies and practices to not have a material adverse effect on the Company. The fact that our executive officers have their annual and long term incentive compensation tied to financial metrics as well as total shareholder return as compared to our peer group encourages actions that focus on profitable business for the benefit of shareholders. Our stock ownership policy and our policy prohibiting stock hedging transactions further align the interest of our senior officers with the long term interests of our shareholders. In addition, there are significant checks in place within our compensation structure so that employees whose compensation may have a shorter term focus are managed by employees and officers whose compensation has a longer term focus.

AUDIT COMMITTEE REPORT

Our management is responsible for our internal controls and financial reporting process; the purpose of the audit committee is to assist the board of directors in its general oversight of our financial reporting, internal controls and audit functions. The audit committee operates under a written charter adopted by the board of directors. A copy of the charter can be found on our website at www.regencycenters.com. The four directors who serve on the audit committee have no financial or personal ties to us (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the New York Stock Exchange listing standards. That is, the board of directors has determined that none of the audit committee members have a relationship with us that may interfere with the member’s independence from us and our management.

The audit committee met with management eight times during the year to consider and discuss the adequacy of our internal controls and the objectivity of our financial reporting. In addition, the audit committee was on call as needed by management and KPMG LLP, our independent registered public accounting firm, to meet with or discuss any issues arising during the course of the year. At the end of each meeting, the audit committee met privately with both KPMG LLP and the internal auditors, each of whom has unrestricted access to the audit committee.

The audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e) and 15d-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f) and 15d-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The audit committee supervises the relationship between us and our independent registered public accounting firm, including making decisions about their appointment or removal, reviewing the scope of their audit services, approving non-audit services, and confirming their independence. The audit committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “The Auditor’s Communication with Those Charged with Governance,” including the quality of our accounting principles, reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the audit committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed with KPMG LLP the independent accountants’ independence.

In addition, the committee reviewed key initiatives and programs aimed at maintaining and strengthening the effectiveness of Regency’s internal control over financial reporting and disclosure controls and procedures. As part of this process, the committee continues to monitor the scope and adequacy of our internal auditing program, and to review staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Based on these reviews and discussions, the audit committee recommended to the board of directors and the board of directors approved that the audited financial statements be included in Regency’s annual report on Form 10-K for the year ended December 31, 2012.

J. Dix Druce, Jr., Chairman Raymond L. Bank A. R. Carpenter Thomas G. Wattles

COMPENSATION OF DIRECTORS

During 2012, we paid our non-employee directors an annual cash retainer of $50,000. Non-employee directors also received $1,200 for each board committee meeting attended. The chairpersons of each board committee received an annual cash retainer of $8,000, except the chairperson of our Audit Committee received an annual cash retainer of $12,000. Our lead director received an annual cash retainer of $16,000.

We approved increases in our non-employee director compensation for 2013. In 2013, we will pay our non-employee directors an annual cash retainer of $60,000. Non-employee directors will also receive $1,500 for each board committee meeting attended. The chairpersons of the Nominating and Corporate Governance Committee and the Compensation Committee will receive an annual cash retainer of $10,000. The chairpersons of our Audit Committee and Investment Committee will receive an annual cash retainer of $16,000. Our lead director will receive an annual cash retainer of $20,000.

We pay directors’ fees quarterly, in cash or, at the election of the director, shares of common stock issued under our Omnibus Incentive Plan and valued based on the average closing price of our common stock during the quarter in which the fees are earned. Directors may defer their fees, at their election, under our non-qualified deferred compensation plan.

Non-employee directors also receive stock rights awards of 2,000 shares each immediately following the annual meeting of shareholders. The stock rights vest 25% on each of the first four anniversary dates of the grants.

The following table summarizes the compensation of our non-employee directors for 2012.

DIRECTOR COMPENSATION FOR 2012

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Raymond L. Bank	$64,400	$89,920	$154,320
C. Ronald Blankenship	$63,200	$89,920	$153,120
A. R. Carpenter	$77,200	$89,920	$167,120
J. Dix Druce, Jr.	$80,000	$89,920	$169,920
Mary Lou Fiala	$58,400	$89,920	$148,320
Douglas S. Luke	$54,800	$89,920	$144,720
David P. O’Connor	$62,000	$89,920	$151,920
John C. Schweitzer	$83,600	$89,920	$173,520
Thomas G. Wattles	$76,000	$89,920	$165,920

(1)	The following directors elected to receive all their directors’ fees in the form of shares of our common stock in lieu of cash:

Director	Number of Shares Issued in Lieu of Directors’ Fees
Raymond L. Bank	1,430
C. Ronald Blankenship	1,409
Douglas S. Luke	1,217

(2)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 which was $44.96 per share on May 1, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Except as otherwise specified, the following compensation discussion and analysis focuses on our CEO and the other executive officers named in our Summary Compensation Table. We refer to these individuals as our “named executive officers.”

Executive Summary

The compensation committee of our board of directors is focused on executive compensation being appropriate in amount and composition. The compensation committee strives to align the interests of our executive team with the interests of our shareholders by providing incentives based upon the achievement of performance levels in relation to our strategic goals. The committee considered the results from the shareholder advisory vote on executive compensation for fiscal year 2011 as support for the compensation policies and practices in place for 2011. At the 2012 annual meeting of shareholders, more than 99% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our board of directors and our compensation committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. Our board of directors has determined that our shareholders should vote on a say-on-pay proposal each year in accordance with the preference expressed by shareholders on the “say-when-on-pay” proposal at the 2011 annual meeting of shareholders.

In view of our financial performance in 2011 as well as other business accomplishments and peer benchmarking, the compensation committee of our board of directors took the following compensation actions for our NEOs for 2012:

•	Limited base salary increases to approximately 2%;

•	Limited total cash compensation target increases to approximately 2%; and

•	Increased total direct compensation nominal targets by an average of 2%.

While the Company made meaningful operational and financial progress in recent years, long-term incentive awards that culminated in recent years have resulted in payouts notably below target for our named executive officers.

Although the SEC has not issued its final rules regarding how executive compensation actually paid relates to a company’s financial performance, we have provided the following table for comparing how our CEO’s compensation relates to our Total Shareholder Return. In addition to showing our Total Shareholder Return since December 31, 2010, the table shows: (a) the target compensation of our CEO as determined by our compensation committee for fiscal years 2010, 2011 and 2012; (b) our CEO’s total compensation as reported in the Summary Compensation tables in our proxy statements for our 2011, 2012 and 2013 annual meeting of shareholders; and (c) our CEO’s Total Earned Compensation for fiscal years 2010, 2011 and 2012. See note 3 to the table below for how Total Earned Compensation is defined. The SEC’s final rules may differ from how the table was prepared.

CEO COMPENSATION AND TOTAL SHAREHOLDER RETURN

	Target Compensation(1)	Total Compensation from Summary Compensation Table(2)	Total Earned Compensation(3)	Total Shareholder Return
FY2012	$3,430,000	$4,208,316	$3,244,906	30.4%

FY2011	$3,250,000	$3,644,536	$1,690,347	–6.8%

FY2010	$3,106,000	$3,578,319	$2,495,906	26.7%

(1)	Target compensation is the compensation amount that our compensation committee determines to be the amount that our CEO would receive under our compensation program if performance matched the program’s target metrics.
(2)	Amounts reported as Total Compensation in the Summary Compensation Tables of the Company’s proxy statements for 2010, 2011 and 2012.
(3)	Amounts reported as Total Earned Compensation differ substantially from the amounts determined under SEC rules as reported in the Total column of the 2012 Summary Compensation table. Total Earned Compensation is not a substitute for total compensation. Total Earned Compensation represents: (1) Total compensation, as calculated under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards columns of the Summary Compensation table) plus (3) the market value of any equity awards that were earned in the applicable year but distributed the following year after they were earned and including accumulated dividends (such awards are disclosed in the following year’s proxy statement). For more information on Total compensation under the SEC rules, see the narrative and notes accompanying the 2012 Summary Compensation table set forth on page 34.

The compensation committee believes the above table shows that our compensation practices are performance based and are highly aligned with shareholder interests.

Compensation Program Objectives and Overview

Our compensation program is designed to attract, motivate, and retain executives who are capable of achieving our key strategic goals. We compensate our executives through a mix of base salary, annual cash incentives, and long-term equity compensation with an emphasis on the role of incentives in contributing to total compensation. Our compensation programs are designed to be competitive with comparable employers and to align the interests of management with shareholders by awarding incentives for the achievement of specific key objectives.

Oversight of Compensation

The compensation committee of our board of directors is responsible for implementing our executive pay philosophy, evaluating compensation against the market, and approving the material terms of executive compensation arrangements, such as incentive plan participants, award opportunities, performance goals, and compensation earned under incentive plans. The committee is comprised entirely of independent directors as defined by the New York Stock Exchange.

The committee evaluates the performance of the CEO and determines his compensation based on this evaluation. With respect to our president and chief operating officer and our executive vice president and chief financial officer, the committee considers the CEO’s input as to performance evaluations and recommended compensation arrangements. With respect to our managing directors, the committee considers the president and chief operating officer’s input as to performance evaluations and recommended compensation arrangements. The compensation of all named executive officers is subject to the final approval of the committee.

Management and the committee rely upon outside advisors to determine competitive pay levels, evaluate pay program design, and assess evolving technical constraints. During 2012 the committee engaged Towers Watson to evaluate competitive pay practices, assist in the refinement of our incentive plans and assist in the preparation of our pay disclosures and valuation of our equity awards.

A representative from Towers Watson generally attends meetings of the compensation committee, and is available to participate in executive sessions and to communicate directly with the compensation committee chair or its members outside of meetings. Towers Watson provided no other services to us during 2012.

To assure independence, the compensation committee pre-approves all other work unrelated to executive compensation proposed to be provided by Towers Watson. In addition, the compensation committee also considers all factors relevant to the consultant’s independence from management, including but not limited to the following factors:

•	The provision of other services that the consultant provides to us;

•	The amount of fees received from us as a percentage of the consultant’s total revenue;

•	The consultant’s policies and procedures designed to prevent conflicts of interest;

•	Business or personal relationships of the consultant with our compensation committee members;

•	The amount of our stock owned by the consultant; and

•	Business or personal relationships of the consultant with our executive officers.

Targeted Level of Compensation

We rely on information prepared by Towers Watson about the peer group analysis described below as well as the compensation survey of NAREIT to evaluate pay levels for our named executive officers. The consultant to the compensation committee analyzes competitive total direct compensation at the peer REITs and real estate companies listed below, as disclosed in their proxy statements for prior years. We evaluate the appropriateness of the group annually (based on merger and acquisition activity, growth, property focus, etc.) and make adjustments accordingly. The principles by which the peer group was created and maintained are that companies be in a comparable industry (i.e. REITs) and comparable in size, generally based on market capitalization ranging from half to double our size.

No changes were made to the composition of the peer group as reviewed in 2011 for setting 2012 pay and reviewed in 2012 for setting pay in 2013. The peer group includes:

Apartment Investment & Management Co.	Liberty Property Trust
Camden Property Trust	Macerich Co.
DDR Corp.	Mack-Cali Realty Corp.
Duke Realty Corp.	Realty Income Corp.
Equity One Inc.	Tanger Factory Outlet Centers Inc.
Federal Realty Investment Trust	Taubman Centers Inc.
Home Properties Inc.	UDR, Inc.
Kimco Realty Corporation	Weingarten Realty Investors

We endeavor to set total direct compensation, which consists of base salary, annual cash incentives and the expected value of long-term incentives, for target performance levels at or moderately above the peer median depending on company and market circumstances as well as the experience level of the individual executive. Annual increases in base salary, cash incentives, performance shares and total direct compensation will be more robust when pay is near the median and more moderate when those compensation levels exceed the 60th percentile on a nominal (the target dollar value of the award before converting into contingent shares, i.e., without regard to the fair value of the award based on the stock price on the grant date) and fair value (the value of the award using a Monte Carlo model that considers the plan design and our stock price on the grant date as well as other prevailing capital markets assumptions) basis. Compensation for top executives will be highly variable with heavy weighting toward incentive compensation rather than fixed components.

Elements of Compensation

In allocating compensation, we believe the compensation of senior levels of management should be predominantly performance-based since these levels of management have the greatest ability to influence corporate performance. The table below summarizes the allocation of the 2012 compensation opportunity for our named executive officers and all other executives based upon the three primary elements of compensation (base salary, annual cash incentive, and long-term incentives).

Relative Size of Three Key Elements of Compensation Opportunity*
Element	Average of Named Executive Officers	Average of All Other Regency Executives
Base salary	28%	54%
Annual incentives	29%	23%
Long term incentives	43%	23%

*	Opportunity at target for all persons

We generally aim to align with the market in each of the three pay elements as defined in our pay-for-performance philosophy.

The elements of 2012 compensation are discussed in more detail below.

Base Salary

Base salary is fixed compensation payable every two weeks and is a standard market practice intended to compensate for basic daily responsibilities assigned to the position. Base salaries are reviewed annually. The following factors are considered in determining salary adjustments: market competitiveness, the roles and responsibilities of the executives, their contributions to the Company’s business, an analysis of job requirements and the executives’ prior experience and accomplishments.

Base salaries were increased in 2012. Our named executive officers received base salary increases that were approximately 2%.

Annual Cash Incentive – Overview

Regency pays an annual cash incentive based on achievement of key corporate objectives. The compensation committee adopted core funds from operations (Core FFO per share) as the sole metric that annual cash incentives should be based upon in 2012 for Messrs. Stein, Smith and Johnson. The compensation committee adopted for our managing directors Core FFO per share as a metric for 40% of their annual cash incentive and Regional NOI Growth as a metric for 60% of their annual cash incentive.

The compensation committee believes Core FFO, which can also be referred to as Recurring FFO, is a sensible measure of cash flow from operations that excludes non-recurring amounts, is more representative of our ability to meet our financial commitments, make distributions to shareholders on a sustainable basis and is a representative indicator of growth in our net asset value. The compensation committee believes Regional NOI Growth is an appropriate metric to incentivize our managing directors to grow their region’s same property net operating income which should translate into growth of our Core FFO and net asset value.

The portion of the 2012 annual cash incentive for our named executive officers based on achieving specified levels of Core FFO per share in 2012 is set forth in the following table. Payouts for performance between $2.30 and $2.75 are interpolated and are capped at two times target. In order to encourage our NEOs to take actions that are in the long-term interests of the Company, we normalize the calculation of Core FFO per share in order to not penalize (or overly-benefit) our NEOs for taking actions that are in the best interest of our Company over the long-term but that have a negative impact on Core FFO such as the sale of assets and debt reduction. In 2012, our actual Core FFO per share was $2.56; however, in light of certain actions that resulted in the Company being a substantial net seller of assets, the Committee used $2.61 as the Core FFO per share when determining incentive compensation in order to not unfairly penalize our NEOs for such actions.

2012 Performance Criteria of Core FFO per Share for Annual Cash Incentives
2012 Core FFO per Share	Performance Level	Multiple of Target
$2.75	Maximum	2.0
$2.60	Exceptional	1.5
$2.47	Target	1.0
$2.30	Threshold	0.25

The definitions of the performance measures are as follows:

•

“FFO” or Funds From Operations is a supplemental earnings measure designed by the National Association of Real Estate Investment Trusts (NAREIT) as net income attributable to common stockholders (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of depreciated property with the exception of gains on development, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.

•

“Core FFO” is defined as funds from operations excluding the impact of gains from the sale of development and outparcels, net of related taxes and dead deal costs, provisions for impairment, gains and losses from the early extinguishment of debt and preferred stock, restructuring charges, non-recurring transaction fees and promotes, and other one-time items.

The portion of the 2012 annual cash incentive for our managing directors based on achieving specified levels of Regional NOI Growth generally based on a same property measurement and is set forth in the following table:

2012 Regional NOI Growth	Multiple of Target	Cash Bonus Earned
5.0%	1.80	$432,000
4.0%	1.40	$336,000
3.0%	1.20	$288,000
2.5%	1.00	$240,000
2.0%	0.90	$216,000
1.0%	0.70	$168,000
0.0%	0.50	$120,000
<0.0%	0.0	$0

Our managing directors are also eligible to receive a cash incentive for additional value creation. We have created an incentive pool equal to approximately 2.5% of the value created from developments, redevelopments and sales of large land parcels. This incentive is paid after project completion or sale and once value has been realized and for projects started after 2011, limited to 50% of the total cash bonus earned in the year from the Core FFO and Regional NOI metrics. This value creation incentive also features a clawback for projects that are completed at a loss. This value creation incentive is not factored into the discussions regarding the percentage of the sources of compensation for our managing directors.

Annual Cash Incentive – 2012 Results v. 2012 Incentive Plan Goals

As shown in the summary compensation table, we paid cash incentive awards to our named executive officers based on the above performance criteria. Our NEOs received the following cash awards for Core FFO per share, which was $2.61 per share or 153% of the target award:

Name	2012 Cash Incentive Target Bonuses for 2012 Core FFO Per Share	2012 Cash Incentive Payments Based on 2012 Core FFO Per Share
Martin E. Stein, Jr.	$760,000	$1,162,800

Brian M. Smith	$525,000	$803,250

Bruce Johnson	$418,000	$639,540

Dan M. Chandler, III	$160,000	$244,800

James D. Thompson	$160,000	$244,800

Messrs. Thompson and Chandler also received $432,000 and $326,400, respectively, for Regional NOI Growth, which was 1.8 times and 1.36 times, respectively, the target level. In 2012, under our value creation incentive which is reflected in our summary compensation table, Mr. Thompson received a cash payment of $243,584 and Mr. Chandler received a cash payment of $384,421.

Long-Term Incentives – Overview

The compensation committee strongly believes that using equity awards with multi-year performance and vesting periods for a majority of the incentive awards reinforces the alignment of the interests of executives with those of shareholders. We maintain our Omnibus Incentive Plan for the purpose of granting various types of equity awards, including stock rights awards, to provide incentives for management to increase stockholder value. In addition, the multi-year nature of the performance and vesting periods encourages executives to stay with the Company.

Our compensation committee has authority to determine eligible participants, the types of awards and the terms and conditions of awards. Award opportunities under the Omnibus Incentive Plan are consistent with the pay philosophy in that they provide above-median award opportunities for achievement of Regency’s high performance expectations. The committee uses two different stock-based awards in order to promote stock ownership among the participants and to emphasize the importance of total shareholder return. Performance share awards are awarded subject to the achievement of select performance goals as described below. Restricted share awards are awarded subject to the participant’s ongoing employment with us.

Long Term Incentives: Performance Shares

Performance goals are established for a three-year performance period except in certain instances such as described below for our managing directors. We use a three-year performance period in order to tie incentive compensation to long-term results. Following the end of the period, performance versus goals is calculated, awards are determined, and the corresponding number of shares vest. Dividend equivalents will vest when the underlying share award vests and will be paid in shares as if unvested shares earned dividends at the same rate as paid on our common stock and such dividends were reinvested annually. No shares will be earned if the minimum performance levels are not achieved.

Performance shares awarded to our named executive officers in 2010, 2011 and 2012 for the 2010-2012, 2011-2013 and 2012-2014 performance periods, respectively, are set forth in notes (3), (4) and (5) to the table for outstanding equity awards at fiscal year-end 2012 included elsewhere in this proxy statement.

Performance shares awarded in 2012 are based on total relative shareholder return goals over the 2012-2014 period except awards made to our managing directors also were based on Regional NOI Growth in 2012. We believe total shareholder return is our shareholders’ scorecard for our Company. The use of total shareholder return relative to the FTSE NAREIT U.S. Shopping Center Index is a discerning measure of how the executives performed in the shopping center sector over an extended period.

The performance share goals under the 2012 plan that are set in terms of performance in relation to the FTSE NAREIT U.S. Shopping Center Index are outlined below and were articulated in terms of three-year aggregate performance.

The following table shows the performance criteria for total relative shareholder return for performance share awards for the three-year performance period of 2012 through 2014. Total shareholder return considers stock price growth as well as dividends.

2012-2014 Performance Criteria for Total Shareholder Return (Relative to FTSE NAREIT U.S. Shopping Center Index)
Three Year Performance vs. Index	Performance Level	Multiple of Target
+20%	Exceptional	2.0
+10%	High	1.5
0% to +3%	Target	1.0
–10%	Threshold	0.5

The portion of the 2012 long term incentive for our managing directors based on achieving specified levels of Regional NOI Growth is set forth in the following table:

2012 Regional NOI Growth	Multiple of Target	Long Term Incentive
5.0%	1.80	$360,000
4.0%	1.40	$280,000
3.0%	1.20	$240,000
2.5%	1.00	$200,000
2.0%	0.90	$180,000
1.0%	0.70	$140,000
0.0%	0.50	$100,000
<0.0%	0.0	$0

Our practice is to determine the dollar amount of equity compensation that we want to provide and then to contingently grant the number of performance shares based on the recent stock price at the date of committee action.

Long Term Incentive: Restricted Shares / Stock Rights Awards

A restricted share award is a grant of stock that vests after certain conditions are met. Restricted shares are used to motivate and retain employees as well as promote employee stock ownership. The restricted share awards we grant are usually “time-based” and vest equally over a four-year period. We refer to them as stock rights awards because we do not issue the shares until the vesting conditions have been satisfied. Because we want the equity compensation of our named executive officers to be tied primarily to specific performance objectives, we seldom issue time-based stock rights awards to our named executive officers. We did not grant any time-based stock rights awards to our named executive officers in 2012.

Long Term Incentive: Stock Options

We currently do not use stock options as part of our compensation package. Our stock-based awards are full-value shares that vest based on goal-achievement and/or continued service. Since we grant fewer shares with these types of awards than we would have granted in the form of options, stock grants help us manage dilution that we would otherwise experience in granting options.

Some employees hold outstanding stock option grants awarded in prior years that expire in 2015. All stock options were granted with an exercise price equal to the stock’s fair market value at the date of grant. All stock options granted have ten-year lives and contain vesting terms of one to five years from the date of grant. All options that had dividend equivalent rights have expired.

Retirement: 401(k) & Profit-Sharing Plan

We are strongly committed to encouraging all employees to save for retirement. To provide employees with the opportunity to save for retirement on a tax-deferred basis, Regency sponsors a 401(k) plan pursuant to which Regency matches employee contributions at 100% up to $5,000 for 2012. In addition, the compensation committee has the right to approve additional contributions – including the discretion to make such contribution when our Core FFO goal is achieved.

For 2012, the compensation committee approved a discretionary profit-sharing contribution equal to 0.5% times Core FFO. The pool of funds is distributed pro-rata to all eligible employees based upon a salary cap of $53,000. We review our Company match, employee participation levels and communication programs throughout the year to ensure that this benefit remains competitive with comparable companies as well as the national average.

Retirement: Non-Qualified Deferred Compensation Plan

We sponsor a non-qualified deferred compensation plan that allows senior executives and directors to defer compensation that would otherwise be paid. The plan gives eligible employee participants who would otherwise be limited by federal law in the amounts they could contribute to our 401(k) plan the ability to save beyond those limits by providing another savings vehicle. Our non-qualified deferred compensation plan works together with the qualified 401(k) plan to assist executives in building a foundation for their retirement. We believe this is an attractive benefit for highly paid employees and that most companies offer executives some type of executive retirement benefit above and beyond the qualified plan limits. We have the right to make contributions to the participants’ accounts, but we have never done so. See “Executive Compensation – Summary of Our Non-Qualified Deferred Compensation Plans” for additional information about this plan and a predecessor plan that we maintain.

Compensation on Termination of Employment

Each of our named executive officers has a severance and change of control agreement. We believe these agreements are important for retention purposes, as many companies with which we compete offer severance compensation, particularly in connection with a change of control. Accordingly, our named executive officers have the right to receive severance compensation if they are terminated without cause or they leave for good reason while the agreement is in effect. If such termination occurs within two years after a change of control, enhanced severance compensation, including the vesting of unvested equity awards, is provided. We believe that such compensation gives our named executive officers incentive (1) to stay with the Company despite the possibility of losing employment after a change of control and (2) to focus on obtaining the best possible value for shareholders in a change of control transaction.

The severance amount payable to each executive officer is a specified multiple of the sum of the officer’s annual base salary and average annual cash bonus paid during the past three years. In lieu of allowing executives to continue participating in our health plans during the severance period, we would pay an additional cash severance payment upon the executive’s qualifying termination in an amount equal to the COBRA premiums the executive would be required to pay to continue his or her health plan coverage during such severance period. With respect to qualifying terminations occurring prior to a change of control, the severance multiple is 1.5 for each of Messrs. Stein and Smith and the severance multiple is 1 for each of Messrs. Chandler and Thompson. With respect to qualifying terminations occurring on or after a change of control, the severance multiple is 3.0 for Messrs. Stein and Smith, and the severance multiple is 2.0 for Messrs. Chandler and Thompson. Lisa Palmer, our Chief Financial Officer beginning January 1, 2013, has a severance multiple of 1.5 and, with respect to a qualifying termination occurring on or after a change of control, the severance multiple is 2.0.

Our severance and change of control agreements provide for severance using a “double trigger,” i.e., severance is payable only if a change of control occurs and the officer is terminated without cause or leaves for good reason within two years after the change of control. The agreements make the vesting/cash out of equity awards subject to a double trigger where practical, with the exceptions being when Regency or any surviving entity cease to be a public company, in which case unvested options and stock rights awards are cashed out and performance shares are cashed out at the exceptional level on a deferred basis (through the original performance period, with interest). For all officers, their change of control compensation is limited to just below that which would otherwise trigger excise taxes for “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. The agreements also provide that severance payments are subject to recoupment as required by any recoupment policy approved by our Board of Directors. For additional information on compensation on termination of employment, including death, disability and retirement, see “Executive Compensation – Compensation on Termination of Employment.”

Stock Ownership Policy

We have a stock ownership policy for our senior officers and outside directors in order to encourage them to focus on creating long-term shareholder value. The policy sets stock ownership targets for officers as a multiple of base salary and for outside directors as a multiple of their annual retainer (exclusive of fees for committee service or attendance fees).

Position	Multiple of Base Salary/ Retainer
Chief Executive Officer	5x
Outside Director	5x
Chief Operating Officer	4x
Chief Financial Officer	3x
Managing Directors	2x
Senior Vice Presidents	1x

The targets are to be achieved by directors and executive officers over a five-year accumulation period. The stock ownership policy also requires the chief executive officer, the president and chief operating officer, the chief financial officer, our managing directors and members of our board of directors to retain 25% of the shares they receive as direct compensation (on a pre-tax basis) after being hired, promoted or elected into such positions so long as they remain an officer or director. Stock received in lieu of cash for board fees is not subject to the retention requirement. The retention requirement for managing directors and senior vice presidents began January 1, 2011. With respect to senior vice presidents, the retention requirement only applies until the senior vice president meets his or her stock ownership target.

Policy on Hedging Transactions, Margin Accounts and Stock Pledges

The Company prohibits its officers and directors from engaging in hedging transactions or arrangements designed to lock in the value of their Company securities. This prevents the Company’s officers and directors from continuing to own Company securities without having the full risks and rewards of ownership.

The Company also prohibits its officers and directors from holding Company securities in a margin account or pledging Company securities as collateral for a loan. Officers and directors who had Company securities in a margin account or pledge arrangement prior to the adoption of the policy may continue to keep such arrangements in place until February 1, 2015. Officers and directors may not add Company securities to any such grandfathered arrangement.

Other Policies

The Sarbanes-Oxley Act of 2002 subjects incentive compensation and stock sale profits of our CEO and CFO to forfeiture in the event of an accounting restatement resulting from any non-compliance, as a result of misconduct, with any financial reporting requirement under securities laws. Other than a clawback feature for the Company’s additional value creation incentive that our managing directors participate in, the compensation committee has not adopted any additional forfeiture provisions for incentive compensation.

Because all of our employees are employed by our operating partnership and not by Regency itself, we believe we are not subject to Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid by corporations to executives named in their summary compensation tables to the extent it exceeds $1 million per executive. Further, since we have elected to qualify as a REIT under the Internal Revenue Code of 1986, we generally will not be subject to federal income tax. Thus, the deduction limit contained in Section 162(m) of the Internal Revenue Code for compensation paid to CEOs and certain other executive officers of public companies is not material to the design and structure of our executive compensation program.

COMPENSATION COMMITTEE REPORT

For the year ended December 31, 2012, the compensation committee reviewed and discussed the compensation discussion and analysis with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the compensation discussion and analysis be included in this proxy statement.

John C. Schweitzer, Chairman C. Ronald Blankenship A. R. Carpenter Douglas S. Luke David P. O’Connor

EXECUTIVE OFFICERS

Certain information regarding our executive officers is provided below:

Name	Age	Position

Martin E. Stein, Jr.	60	Chairman of the Board and Chief Executive Officer

Brian M. Smith	58	President and Chief Operating Officer

Lisa Palmer	45	Chief Financial Officer and Executive Vice President

Dan M. Chandler, III	45	Managing Director – West

John S. Delatour	54	Managing Director – Central

James D. Thompson	57	Managing Director – East

For information with respect to Messrs. Stein and Smith, please see the information about the members of our board of directors on the preceding pages.

Lisa Palmer is our Executive Vice President and Chief Financial Officer. Ms. Palmer served as Senior Manager of Investment Services in 1996 and assumed the role of Vice President of Capital Markets in 1999. She served as Senior Vice President of Capital Markets from 2003 to 2012 until assuming the role of Chief Financial Officer in January 2013. Prior to joining Regency, Ms. Palmer worked with Accenture, formerly Andersen Consulting Strategic Services, as a consultant in Atlanta and as a financial analyst for General Electric. Ms. Palmer earned her Master of Business Administration from The Wharton School of the University of Pennsylvania and received her bachelor’s degree in economics from the University of Virginia. She is a board member for the United Way of Northeast Florida, a member of the executive committee of the Urban Land Institute (ULI) North Florida District Council, and a member of the International Council of Shopping Centers (ICSC).

Dan M. Chandler III, has been our Managing Director – West since August 2009. From 2007 to 2009 Mr. Chandler was a principal with Chandler Partners, a private commercial and residential real estate developer in Southern California. Mr. Chandler was a Managing Director – Northeast Investments for us from 2006 to 2007, Senior Vice President of Investments from 2002 to 2006, Vice President of Investments from 1999 to 2002 and was a Director, Project Development at PRT from 1997 until its merger with Regency in 1999. Mr. Chandler is a graduate of the University of Southern California and has an MBA and a Master of Real Estate Development degree from the University of Southern California.

John S. Delatour, has been our Managing Director – Central since 1999. Mr. Delatour was Managing Director of PRT from June 1996 until its merger with Regency in 1999. Prior to joining PRT, Mr. Delatour was Senior Vice President of Retail Operations for Lincoln Property Company where he was responsible for management, leasing and development for Texas, Oklahoma, Georgia and Florida. Mr. Delatour is a graduate of the University of Texas.

James D. Thompson, has been our Managing Director – East since our initial public offering in 1993. Prior to that time, Mr. Thompson served as Executive Vice President of our predecessor real estate division from 1981. Mr. Thompson is a graduate of Auburn University.

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our chief executive officer, our former chief financial officer and the three other most highly compensated executive officers for 2012. The amounts reported for stock awards may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on Regency’s performance, stock price and continued employment.

Summary Compensation Table for 2012

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total

Martin E. Stein, Jr. Chairman and Chief Executive Officer	2012	$720,000	$2,305,500	$1,162,800	$20,016	$4,208,316
	2011	$706,000	$2,179,153	$744,000	$15,384	$3,644,536
	2010	$686,000	$1,822,400	$1,056,000	$13,919	$3,578,319

Brian M. Smith President and Chief Operating Officer	2012	$525,000	$1,359,646	$803,250	$15,134	$2,703,030
	2011	$515,000	$1,392,236	$515,000	$13,893	$2,436,129
	2010	$500,000	$1,072,000	$733,000	$16,437	$2,321,437

Bruce M. Johnson Former Executive Vice President and Chief Financial Officer(3)	2012	$418,000	$1,040,426	$639,540	$27,280	$2,125,246
	2011	$410,000	$1,065,364	$410,000	$18,503	$1,903,866
	2010	$400,000	$857,600	$542,500	$20,787	$1,820,887

James D. Thompson Managing Director	2012	$367,000	$596,452	$920,384	$15,134	$1,898,970
	2011	$360,000	$518,128	$539,857	$13,893	$1,431,878
	2010	$340,000	$535,860	$711,000	$13,919	$1,600,779

Dan M. Chandler, III Managing Director	2012	$350,000	$508,452	$955,621	$11,270	$1,825,343

(1)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards and performance-based and market-based performance share awards.

2012 Stock Awards. The goals for performance awards granted in 2012 are entirely market-based for Messrs. Stein, Smith and Johnson. We use a Monte Carlo simulation model to value market-based awards, i.e., for performance awards tied to total relative shareholder return. Our model estimates the fair value of the award based on our data and that of the FTSE NAREIT U.S. Shopping Center Index. The 2012 awards assumed (a) stock price volatility of 48.8% for Regency and 45.1% for the index, (b) risk-fee interest rates of 0.32%, (c) Regency’s beta versus the index of 1.031, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards issued in 2012 were valued using the Monte Carlo model at $46.11 per share. Totals for Messrs. Thompson and Chandler include amounts recognized for financial reporting purposes in 2012 in accordance with ASC 718 for performance awards that are likely to be earned based on Regional NOI Growth during 2012. We consider the likelihood of meeting performance criteria based upon management’s estimates at the beginning of the performance period.

2011 Stock Awards. The goals for performance awards granted in 2011 are entirely market-based for Messrs. Stein, Smith and Johnson. We use a Monte Carlo simulation model to value market-based awards, i.e., for performance awards tied to total relative shareholder return. Our model estimates the fair value of the award based on our data and that of the FTSE NAREIT U.S. Shopping Center Index. The 2011 awards assumed (a) stock price volatility of 66.5% for Regency and 61.9% for the index, (b) risk-fee interest rates of 0.98%, (c) Regency’s beta versus the index of 1.031, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards issued in 2011 were valued using the Monte Carlo model at $50.29 per share. Totals for Mr. Thompson include amounts recognized for financial reporting purposes in 2011 in accordance with FAS 123(R) for performance awards that are likely to be earned based on Regional EBITDA and Annualized Base Rent Growth during 2011. We consider the likelihood of meeting performance criteria based upon management’s estimates at the beginning of the performance period.

2010 Stock Awards: We determined the grant date fair value of the time-based restricted stock awards based upon the average stock price in January 2010 of $35.26. The goals for performance awards granted in 2010 are entirely market-based. The 2010 awards assumed (a) stock price volatility of 66.4% for Regency and 62.0% for the index, (b) risk-fee interest rates of 1.41%, (c) Regency’s beta versus the index of 1.027, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards issued in 2010 were valued using the Monte Carlo model at $19.23 per share.

(2)	The amounts in this column for 2012 consist of the following for each executive: (a) a $8,200 contribution to our 401(k) and profit sharing plan, and (b) a $1,000 holiday bonus, plus:

Named Executive Officer	Life Insurance Premiums	NetJet Taxable Income(i)
Mr. Stein	$9,108	$1,708
Mr. Smith	$5,934	$—
Mr. Johnson	$17,526	$554
Mr. Thompson	$5,934	$—
Mr. Chandler	$2,070	$—

(i)	From time to time, we will charter a plane through NetJets in order for officers to attend business related meetings or functions. On three trips, because additional seats were available, one family member of Mr. Stein accompanied him on the aircraft. On one trip, because additional seats were available, one family member of Mr. Johnson accompanied him on the aircraft.

(3)	Mr. Johnson retired from the Company at the end of 2012 and was succeeded by Lisa Palmer, the Company’s former Senior Vice President.

2012 Total Earned Compensation Table

To supplement the SEC-required disclosure in the 2012 Summary Compensation table set forth above, we have included the additional table below, which shows “Total Earned Compensation” representing the total compensation realized by each named executive officer in each of the years shown in comparison to Total Compensation as reported in the Summary Compensation table. Total compensation as calculated under SEC rules and, as shown in the 2012 Summary Compensation table, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the named executives in a particular year.

Name and Principal Position	Year	Total Earned Compensation(1)	Total Compensation from Summary Compensation Table

Martin E. Stein, Jr. Chairman and Chief Executive Officer	2012	$3,244,906	$4,208,316
	2011	$1,690,347	$3,644,536
	2010	$2,495,906	$3,578,319

Brian M. Smith President and Chief Operating Officer	2012	$2,428,349	$2,703,030
	2011	$1,452,535	$2,436,129
	2010	$1,922,473	$2,321,437

Bruce M. Johnson Former Executive Vice President and Chief Financial Officer	2012	$1,585,877	$2,125,246
	2011	$944,364	$1,903,866
	2010	$1,312,537	$1,820,887

James D. Thompson Managing Director	2012	$1,922,153	$1,898,970
	2011	$1,178,365	$1,431,878
	2010	$1,373,265	$1,600,779

Dan M. Chandler, III Managing Director	2012	$1,752,857	$1,825,343

(1)	Amounts reported as Total Earned Compensation differ substantially from the amounts determined under SEC rules as reported in the Total column of the 2012 Summary Compensation table. Total Earned Compensation is not a substitute for Total compensation. Total Earned Compensation represents: (1) Total compensation, as calculated under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards columns of the Summary Compensation table) plus (3) the market value of any equity awards that were earned in the applicable year but distributed the following year after they were earned and including accumulated dividends (such awards are disclosed in the following year’s proxy statement). For more information on Total compensation under the SEC rules, see the narrative and notes accompanying the 2012 Summary Compensation table set forth on page 34.

Grants of Plan-Based Awards

Cash incentive awards under our 2012 incentive plan were based on normalized Core FFO per share and Regional NOI Growth during the year ended December 31, 2012. Cash incentive awards based on Core FFO per share were earned at 1.53 times the target level under the 2012 incentive plan. The cash payout based on Regional NOI Growth was at 1.8 times the target level for Mr. Thompson and 1.36 times the target level for Mr. Chandler.

Equity awards that may be earned under our 2012 incentive plan are issuable under our Omnibus Incentive Plan. Our 2012 incentive plan provides for the issuance to our named executive officers of performance share awards that are based on specified thresholds for total relative shareholder return during 2012 through 2014. Our managing directors can also receive performance share awards for 2012 Regional NOI Growth. Our practice is to determine the dollar amount of equity compensation that we want to provide and then to contingently grant the number of performance shares based on the stock price at the date prior to committee action.

Each performance share award provides for a specific number of shares depending on the extent to which the performance levels are achieved. No performance shares will be earned if the minimum performance levels are not achieved. Earned awards will vest, if at all, on January 31, 2015 and be paid in shares, except for the share awards earned by our managing directors for Regional NOI Growth. The shares earned for Regional NOI Growth will vest 25% in January 2013 with the remained vesting equally in January 2014, 2015 and 2016. Dividend equivalents will vest when the underlying share award vests and will be paid in shares, as if dividends paid on unvested shares at the same rate as paid on our common stock were reinvested annually.

The following table sets forth information about plan-based awards granted to our named executive officers during 2012, all of which were made under our 2012 incentive plan.

GRANTS OF PLAN BASED AWARDS DURING 2012

	Grant Date of Equity Incentive Plan Awards		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)

Mr. Stein	01/27/2012	(1)	$190,000	$760,000	$1,520,000	—		—		—		—	—
	01/27/2012		—	—	—	25,000	(3)	50,000	(3)	100,000	(3)	—	$2,305,000	(4)

Mr. Smith	01/27/2012	(1)	$131,250	$525,000	$1,050,000	—		—		—		—	—
	01/27/2012		—	—	—	14,744	(3)	29,487	(3)	58,974	(3)	—	$1,359,646	(4)

Mr. Johnson	01/27/2012	(1)	$104,500	$418,000	$836,000	—		—		—		—	—
	01/27/2012		—	—	—	11,282	(3)	22,564	(3)	45,128	(3)	—	$1,040,026	(4)

Mr. Thompson(5)	01/27/2012	(1)	$40,000	$160,000	$320,000	—		—		—		—	—
	01/27/2012		—	—	—	2,564	(3)	5,128	(3)	10,256	(3)	—	$236,452	(4)
	01/27/2012	(2)	$120,000	$240,000	$432,000	2,564		5,128		9,231		—	$360,000

Mr. Chandler(5)	01/27/2012	(1)	$40,000	$160,000	$320,000	—		—		—		—	—
	01/27/2012		—	—	—	2,564	(3)	5,128	(3)	10,256	(3)	—	$236,452	(4)
	01/27/2012	(2)	$120,000	$240,000	$432,000	2,564		5,128		9,231		—	$272,000

(1)	The amount shown in this row represents the range of possible cash incentive awards that could have been earned under our 2012 incentive plan for our Core FFO per share performance in 2012. The amounts earned were 1.53 times the target level.
(2)	The amounts shown in these three columns represent the range of stock awards that may be earned by our managing directors for 2012 Regional NOI Growth. The shares earned for Regional NOI Growth will vest 25% in January 2013 with the remained vesting equally in January 2014, 2015 and 2016. 2012 Regional NOI Growth was at 1.8 times the target level for Mr. Thompson and 1.36 times the target level for Mr. Chandler.
(3)	The amounts shown in these three columns represent the range of stock awards that may be earned, together with dividend equivalents, under our 2012 incentive plan for performance during 2012 through 2014 for total shareholder return for each person. The amounts are based upon the actual grant price of $39.00. Any earned award, together with dividend equivalents on the earned awards, will vest on January 31, 2015 and be paid in shares. For additional information, see “Compensation Discussion and Analysis.”
(4)	Since the goals for these awards are entirely market-based, we use a Monte Carlo simulation model to value them. Our model estimates the fair value of the award based on our data and that of the FTSE NAREIT U.S. Shopping Center Index. The 2012 awards assumed (a) stock price volatility of 48.8% for Regency and 45.1% for the index, (b) risk-fee interest rates of 0.32%, (c) Regency’s beta versus the index of 1.031, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, these awards were valued using the Monte Carlo model at $46.11 per share.
(5)	Under our value creation incentive, Mr. Thompson received a cash payment of $243,584 and Mr. Chandler received a cash payment of $384,421. This plan does not have thresholds, targets or maximums since it is based upon a percentage of value created in a specified manner. These amounts are included in the Summary Compensation Table but are not included in this table.

Outstanding Equity Awards

The following table sets forth information about outstanding equity awards held on December 31, 2012 by our named executive officers. The amounts include unvested dividend equivalent units earned as of December 31, 2012.

In addition to the vesting provisions described in notes to the table below:

•

There will be accelerated vesting for unvested stock options and stock awards upon termination of employment without cause or for good reason within two years following a change of control, as defined in change of control agreements.

•

In the event of a change of control as a result of which Regency or the successor corporation in a business combination is not a public company, (1) all stock options and restricted stock or stock rights awards that vest based on continued employment will vest in full and be cashed out, based on the fair market value of our common stock immediately before the change of control, and (2) because performance criteria may no longer be meaningful as a result of the change of control, performance share awards will be converted to the right to receive a cash payment (based on such fair market value), plus interest at the prime rate, adjusted annually, at the end of the performance period, provided that the executive remains employed through that date.

•

Stock options and stock rights awards that vest based on continued employment will vest in full on death or disability, and the executive (or his or her estate) will remain eligible to receive performance shares, subject to satisfaction of the performance goals over the remainder of the performance period, as if the executive remained employed.

See “— Compensation on Termination of Employment.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2012

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Mr. Stein	125,723	—	$51.36	01/17/15	11,025	$519,498	66,153	(3)	$3,117,129
							94,364	(4)	$4,446,432
							104,145	(5)	$4,907,312

Mr. Smith	11,355	—	$51.36	01/17/15	12,360	$582,403	38,914	(3)	$1,833,628
							60,288	(4)	$2,840,771
							61,149	(5)	$2,894,063

Mr. Johnson	40,203	—	$51.36	01/17/15	5,188	$244,459	31,130	(3)	$1,466,846
							46,134	(4)	$2,173,834
							46,999	(5)	$2,214,593

Mr. Thompson	19,840	—	$51.36	01/17/15	15,453	$728,145	12,323	(3)	$580,660
							10,485	(4)	$494,053
							20,295	(5)	$956,300

Mr. Chandler	—	—	—	—	16,302	$768,150	11,674	(3)	$550,079
							10,485	(4)	$494,053
							20,295	(5)	$956,300

(1)	These stock rights awards vest as follows:

Mr. Stein (#)	Mr. Smith (#)	Mr. Johnson (#)		Mr. Thompson (#)	Mr. Chandler (#)	Vesting Dates

—	—	—		—	4,304	100% on August 31, 2013

—	5,874	—		2,350	—	100% on February 3, 2013

11,025	6,485	5,188	*	5,239	4,135	50% per year on February 2, 2013 and 2014

—	—	—		7,864	7,864	33-1/3% per year on January 31, 2013, 2014 and 2015

*	In accordance with the Company’s retirement policy, the vesting of these shares was accelerated in connection with Mr. Johnson’s retirement.

(2)	The amounts in this column have been computed based on the closing price of our common stock of $47.12 on December 31, 2012, and include unvested dividend equivalent units as of that date. The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest and the actual number of shares that vest.
(3)	These shares represent the maximum possible awards available on December 31, 2012 under our 2010 incentive plan based 100% on total relative shareholder return during 2010 through 2012.
(4)	These shares represent the maximum possible awards available on December 31, 2012 under our 2011 incentive plan based on total shareholder return during 2011 through 2013.
(5)	These shares represent the maximum possible awards available on December 31, 2012 under our 2012 incentive plan based on total shareholder return during 2012 through 2014 for Messrs. Stein, Smith and Johnson and total shareholder return during 2012 through 2014 and Regional NOI Growth in 2012 for Messrs. Thompson and Chandler.

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table sets forth information about the exercise of options by our named executive officers and the vesting of their stock rights awards in 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting ($)(2)
Martin E. Stein, Jr.	—	$—	5,294	$224,962	(3)
Brian M. Smith	—	$—	9,615	$408,642
Bruce M. Johnson	—	$—	2,491	$105,861

James D. Thompson	—	$—	6,226	$264,615
Dan M. Chandler, III	—	$—	2,992	$127,156

(1)	The shares in this column include dividend equivalents issued in shares at the same time that the underlying shares vested.
(2)	The amounts in this column have been computed based on the closing price of our common stock on the vesting date.
(3)	Of the amount in this column, Mr. Stein has deferred $112,481 under our non-qualified deferred compensation plan based upon our vesting price of $42.50.

Summary of Our Non-Qualified Deferred Compensation Plans

We do not have any defined benefit pension plans. However, we maintain two non-qualified deferred compensation plans that permit directors and a select group of management or other highly compensated employees designated by the compensation committee of our board of directors to defer compensation they receive from us, in accordance with procedures established by the committee under the plan. We also may make matching contributions to participant accounts but have never done so. We established the second of the two plans in 2005 to comply with changes made to the Internal Revenue Code, including the addition of Code Section 409A. We require that all contributions be made to the 2005 plan since its establishment, but we continue to maintain the old plan for contributions made to it before we established the 2005 plan. Otherwise, the provisions of the two plans are nearly identical.

Deferral elections must be made before the calendar year to which they relate and remain effective for the entire calendar year. Participating employees must defer a minimum of $25,000 of incentive compensation. All types of compensation may be deferred under the 2005 plan other than compensation from the exercise of stock options and base salary.

We maintain a separate account for each participant in each plan and credit the participant’s contributions to the account. Each account is adjusted for investment gains and losses determined by assuming that the account is invested, in the percentages designated by the participant, in hypothetical investment options offered under the plans, including shares of our common stock. These hypothetical investment options are the same options that we offer under our 401(k) and profit sharing plan to all eligible employees. However, participants in the deferred compensation plans have no right to require that the plan invest in the investments they designate. Rather, investment gains and losses on the hypothetical investment options serve as the method of measuring the total amount of our obligation to the participant under the plans. We also maintain a so-called rabbi trust to hold funds set aside under the plan, although the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy.

Participant contributions under the plans are fully vested upon contribution. Amounts deferred under the plans, as adjusted for earnings, are not subject to income tax until actually paid to the participant. Participants will receive distributions of their account balances on (1) death, (2) disability,

(3) termination of employment (subject to any deferral required by Section 409A of the Internal Revenue Code), or (4) the date elected in advance by the participant. Payments to a participant can be made either in a lump sum payment on the applicable distribution date or in annual installments over two to ten years beginning on the applicable distribution date. We make distributions in cash, except for account balances deemed invested in our common stock, in which case, we make the distributions in shares.

The following table sets forth information about participation by our named executive officers in our deferred compensation plans.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2012

Name	Executive Contributions in Last FY		Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
Martin E. Stein, Jr.	$110,866	(4)	$—	$875,247	$1,042,011	$3,894,205
Brian M. Smith	$—		$—	$580,674	$—	$2,740,071
Bruce M. Johnson	$—		$—	$—	$—	$—
James D. Thompson	$—		$—	$1,350,396	$—	$10,928,965
Dan M. Chandler, III	$—		$—	$—	$—	$—

(1)	We have the right to make, but have never made, matching contributions.
(2)	Earnings or losses on non-qualified deferred compensation do not appear in the summary compensation table because they are not deemed above market.
(3)	The aggregate balance for Mr. Stein has been reported in the summary compensation table in prior years’ proxy statements. The aggregate balances for Mr. Smith has not been reported in the summary compensation table in prior years’ proxy statements because his contribution was made before he became a “named executive officer” and included in our proxy statement disclosures. Mr. Thompson’s aggregate balance includes $33,208 that has been reported in the summary compensation table in our 2011 proxy statement, while the remainder of his aggregate balance was contributed before he became a “named executive officer” and included in our proxy statement disclosures.
(4)	The entire amount contributed in 2012 is reported as compensation in the summary compensation table and consists of the fair value of stock rights awards that vested in 2012, less applicable FICA taxes and is based upon our closing stock price of $42.50 at the date of contribution.

Compensation on Termination of Employment

Our named executive officers have severance and change of control agreements that expire on December 31, 2013 but automatically renew for successive additional three-year terms unless either party gives written notice of non-renewal within 90 days before the end of the current term. The following describes the compensation that will be payable to our named executive officers on termination of employment under these agreements.

If we terminate the executive without cause or the executive terminates his or her employment for good reason, in either case other than in connection with a change of control, the named executive officer will receive a cash payment equal to a specified multiple (set forth in the table below) of the sum of his or her annual base salary, his or her average annual cash bonus during the past three years, and the annual COBRA premiums the executive would be required to pay to continue health plan coverage under our health plans. We will pay this amount in a lump sum within 60 days after the executive’s separation from service, subject to deferral required by Section 409A of the Internal Revenue Code if payments over the first six months would exceed $450,000.

If the executive retires for other than good reason and gives us a specified advance notice before retiring, or if the executive dies or terminates employment because of disability, all unvested stock options or stock rights awards that vest based on continued employment will vest immediately on the date of such retirement or termination. In the case of retirement or death, the executive’s stock options will remain outstanding for three years from the date of termination of employment, and in the case of termination due to disability, the executive’s stock options will remain outstanding for one year from the date of termination of employment, or, in either case, the earlier date the options expire by their terms. The executive will remain eligible to receive performance shares awarded under our equity incentive plans before his or her termination if we achieve the stated performance goals during the remainder of the performance period, as if the executive’s employment had not terminated. To qualify for these benefits on retirement, the executive must retire after a specified age or with a combination of age plus years of service, depending on the benefit in question, as well as give us the required number of years of advance notice of retirement.

In the event of a change of control and termination of the executive by us without cause or by the executive for good reason within two years after the change of control, the specified multiple used to determine the executive’s aggregate severance benefits will increase to the multiple set forth in the table below. In addition, all unvested stock options or stock rights awards will vest immediately. Unearned performance shares also will vest in full. If payments we make in connection with a change of control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code, the payments will be scaled back until they are no longer subject to excise tax.

The severance and change of control agreements require each executive officer to sign a general release of claims against us as a condition of receiving the severance payment.

For one year after termination of employment for any reason, the executive is prohibited from:

•	directly or indirectly soliciting (1) any of our employees to leave Regency or (2) any prospective employees negotiating with Regency on the date of termination to cease negotiations; or

•

directly or indirectly soliciting our tenants or other parties to terminate lease, joint venture, acquisition, business combination or development contracts to which we were a party on the date of termination, or soliciting prospects with whom we were actively conducting negotiations for a lease, joint venture, acquisition, business combination or development project on the date of termination of employment (unless the executive was not aware of the negotiations).

The agreements also require the executive to provide consulting services to us for up to 20 hours a month during the six months after any termination of employment and requires the executive to maintain the confidentiality of our confidential information.

The agreements do not contain any provision for waiving a breach of the non-solicitation, confidentiality or consulting obligations described above.

The following table illustrates the additional compensation that we estimate would be payable to each of our named executive officers on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2012 and that the severance and change of control agreements were in effect on that date. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment.

ESTIMATED ADDITIONAL COMPENSATION TRIGGERED BY TERMINATION OF

EMPLOYMENT IF TERMINATED ON THE LAST BUSINESS DAY OF 2012(1)

Name	Salary and Cash Bonus (Multiple)		Salary and Cash Bonus(2)	Health Benefits(3)	Early Vesting of Stock Awards		Total
Termination by Regency Without Cause or by the Executive for Good Reason:
Martin E. Stein, Jr.	(1.5x	)	$2,130,000	$19,307	—		$2,149,307
Brian M. Smith	(1.5x	)	$1,524,000	$28,223	—		$1,552,223
Bruce M. Johnson	(1.5x	)	$1,190,750	$19,307	—		$1,210,057
James D. Thompson	(1.0x	)	$849,139	$18,815	—		$867,954
Dan M. Chandler, III	(1.0x	)	$717,422	$18,815	—		$736,237

Qualifying Retirement, Death or Disability:
Martin E. Stein, Jr.	—		—	—	$519,513	(4)	$519,513
Brian M. Smith	—		—	—	$582,390	(4)	$582,390
Bruce M. Johnson	—		—	—	$244,469	(4)	$244,469
James D. Thompson	—		—	—	$728,125	(4)	$728,125
Dan M. Chandler, III	—		—	—	$768,167	(4)	$768,167

Change of Control:
Martin E. Stein, Jr.	(3.0x	)	$4,260,000	$38,614	$12,990,377		$17,288,991
Brian M. Smith	(3.0x	)	$3,048,000	$56,446	$8,150,805		$11,255,251
Bruce M. Johnson	(2.0x	)	$1,587,667	$25,743	$6,099,734		$7,713,143
James D. Thompson	(2.0x	)	$1,698,278	$37,631	$2,759,075		$4,494,984
Dan M. Chandler, III	(2.0x	)	$1,434,843	$37,631	$2,768,568		$4,241,042

(1)	The value of equity awards that vest early is based on the closing price of our common stock on December 31, 2012. The table does not include amounts payable under our non-qualified deferred compensation plans, which are described above under “— Summary of Our Non-Qualified Deferred Compensation Plans.” Year-end accrued account balances under these plans are shown in the non-qualified deferred compensation table included elsewhere in this proxy statement. The table also does not include account balances under our 401(k) and profit sharing plan, in which our executives participate on the same basis as all other participants.
(2)	Cash bonus has been computed based on cash incentive compensation paid in 2010, 2011 and 2012 (the three years preceding the date of termination).
(3)	Medical, hospitalization, dental and vision payments have been estimated based on current COBRA rates.
(4)	The amounts shown do not include performance shares that would vest in 2013, 2014 or 2015 to the extent that we achieve the stated performance goals for those years.

RELATED PARTY TRANSACTIONS

The nominating and corporate governance committee has adopted written policies and procedures for the committee to review and approve or ratify related party transactions. These transactions include:

•	transactions that must be disclosed in proxy statements under SEC rules, and

•

transactions that potentially could cause a non-employee director to cease to qualify as an independent director under New York Stock Exchange listing requirements or the ratings criteria of organizations such as Institutional Shareholder Services.

Transactions that are deemed immaterial under applicable disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with an entity with which a Regency director’s sole relationship is as a non-employee director and the total amount involved does not exceed 1% of the entity’s total annual revenues.

Criteria for committee approval or ratification of a related party transaction include, in addition to factors that the committee otherwise deems appropriate under the circumstances:

•	whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party; and

•

in the case of a non-employee director, whether the transaction would disqualify the director from (1) being deemed independent under New York Stock Exchange listing requirements or (2) from serving on the audit committee, compensation committee or nominating and corporate governance committee under New York Stock Exchange and other regulatory requirements.

There have been no related party transactions since January 1, 2012 required to be disclosed under SEC rules other than the retention of Kennerly Lamishaw & Rossi LLP for legal services. We paid $917,000 in fees and costs to Kennerly Lamishaw & Rossi LLP in 2012. Anthony Rossi, a non-equity partner at Kennerly Lamishaw & Rossi, is the father-in-law to Brian Smith, our president and chief operating officer. Mr. Rossi is a salaried partner whose compensation is not tied to how much business is done with us. The nominating and corporate governance committee has approved the retention of Kennerly Lamishaw & Rossi LLP for legal services after determining that such services are rendered on terms no less favorable than terms generally available from other law firms.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in the Compensation Discussion and Analysis section in this proxy statement, we design our executive officer compensation programs to attract, motivate, and retain executives who are capable of achieving our key strategic goals. Our compensation programs are designed to be competitive with comparable employers and to align the interests of management with shareholders by awarding incentives for the achievement of specific key objectives. Pay that reflects performance and alignment of that pay with the interests of long-term shareholders are key principles that underlie our compensation program design. We encourage you to closely review our “Compensation Discussion and Analysis” and “Executive Compensation” sections.

The compensation committee continues to refine our executive compensation practices and policies consistent with evolving governance practices. We believe that the compensation actually received by our executives reflects our goal to align the interests of management with shareholders. We believe the following items reflect our commitment to pay for performance and to maintain a strong executive compensation governance framework:

•

We have aligned base salaries at or moderately above market median. Salaries for executive officers were generally frozen in 2009 with modest raises since then. Our annual incentive has varied with performance over the past three years.

•

We have aligned our long-term incentives to be moderately above the market median. In light of the Company’s financial performance, the 2007-2009, 2008-2010, 2009-2011 and 2010-2012 long term incentive grants paid out at levels meaningfully below target for corporate FFO, relative total shareholder return, investment value realized or NOI metrics.

•	Most options that were granted before the Company ceased granting options in 2005 have limited value since our stock price is near the exercise price of the options.

•

Our executives have severance agreements but not employment agreements. These agreements do not provide tax gross-ups and do not have single triggers in the event of a change of control, other than in the limited instance in which our stock is no longer publicly-traded following a change of control, in which case equity awards become vested and converted to a cash payment.

•	We do not offer pension plans for our executive officers or our other employees.

•	We have a stock ownership policy that requires our executive officers to own a significant multiple of their base salary and to retain a percentage of the shares subsequently awarded to them.

In accordance with SEC rules, you are being asked to approve an advisory resolution on the compensation of our named executives officers. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2012 compensation program and policies for our named executive officers. Although this advisory vote is non-binding, our board and compensation committee will review the voting results. To the extent there is any significant negative say-on-pay vote, the board and compensation committee would consider constructive feedback in making future decisions about executive compensation programs.

Our board recommends a vote “for” approval of the following resolution:

RESOLVED, that the holders of common stock of Regency Centers Corporation approve, on an advisory basis, the 2012 compensation of the Company’s named executive officers as described in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has selected the firm of KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2013. That firm has served as our auditors since 1993. Our board of directors has directed that the appointment of the independent registered public accounting firm be submitted for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting of shareholders and will be provided the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our articles of incorporation or bylaws. However, the board of directors is submitting the appointment of KPMG LLP as a matter of good corporate practice. If the shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain KPMG LLP. In such event, the audit committee may retain KPMG LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to a shareholder vote. Even if the selection is ratified, the audit committee retains the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and us.

All decisions regarding selection of independent registered public accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities Exchange Commission (SEC). There are no exceptions to the policy of securing pre-approval of the audit committee for any service provided by our independent registered public accounting firm.

The following table provides information relating to the fees billed to Regency by KPMG LLP for the years ended December 31, 2012 and 2011:

	2012	2011
Audit fees(1)	$939,500	$997,400
Audit-related fees(2)(3)	$46,000	$91,840
Tax fees(3)(4)	$72,875	$80,100
All other fees	$—	$—

(1)	Audit fees consists of fees for professional services for the audit of our consolidated financial statements (Regency Centers Corporation and Regency Centers, L.P. (collectively, the Company)) included in our annual report on Form 10-K and review of our condensed financial information included in our quarterly filings on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work). Additionally, the amount includes fees for services associated with comfort letters and reviews of documents filed with the SEC.
(2)	Consists of employee benefit plan audits.
(3)	The audit committee discussed these services with KPMG LLP and determined that these services would not impair KPMG LLP’s independence.
(4)	Consists of fees for tax consultation and tax compliance services.

Our board of directors recommends that the shareholders vote “for” the proposal to ratify the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2013.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

WITH THE BOARD OF DIRECTORS

Shareholders who wish to have a proposal be included in our proxy statement and form of proxy relating to our 2014 annual meeting, must provide a written copy of their proposal to us at our principal executive offices no later than November 22, 2013. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials. Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by us after November 22, 2013 and the proposal will not be brought before the meeting. To ensure prompt receipt by us, proposals should be sent certified mail, return receipt requested.

Shareholders wishing to submit names of potential candidates for consideration by our nominating and corporate governance committee for the board of directors’ slate of nominees for director should follow the procedures discussed under “Procedure for Shareholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees.” Shareholders wishing to present their own nominations for director at the annual meeting should follow separate procedures discussed under “Procedure for Shareholder Nominations for Director.” Rule 14a-8 requiring the inclusion of shareholder proposals in our proxy materials does not apply to director nominations by shareholders.

Interested parties who wish to communicate with the board of directors or with a particular director, including the lead director, John C. Schweitzer, may send a letter to the Corporate Secretary at our address set forth on page one of this proxy statement. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should identify the author and clearly state whether the intended recipients are all members of the board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. Interested parties may also communicate with the board of directors or with a particular director by contacting our AlertLine at 1-877-861-6669.

* * * * * * * * *

The reports of the audit committee and the compensation committee included elsewhere in this proxy statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these reports by reference in another filing.

REGENCY CENTERS CORPORATION ONE INDEPENDENT DRIVE, SUITE 114 JACKSONVILLE, FL 32202

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors:	☐	☐	☐
Nominees:
01 Martin E. Stein, Jr.	02 Raymond L. Bank	03 C. Ronald Blankenship			04 A. R. Carpenter	05 J. Dix Druce
06 Mary Lou Fiala	07 Douglas S. Luke	08 David P. O’Connor			09 John C. Schweitzer	10 Brian M. Smith
11 Thomas G. Wattles

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2	Adoption of an advisory resolution approving executive compensation for fiscal year 2012.						☐	☐	☐
3	Ratification of appointment of KPMG LLP as the Company’s independent accountants for the year ending December 31, 2013.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

REGENCY CENTERS CORPORATION Annual Meeting of Shareholders May 7, 2013 11:00 AM EDT This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint Martin E. Stein, Jr., Brian M. Smith and Lisa Palmer, and each or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of REGENCY CENTERS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 11:00 AM, EDT on May 7, 2013, at The Ponte Vedra Inn, 200 Ponte Vedra Boulevard, Ponte Vedra Beach, Florida 32082 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side